Exhibit 1.1

Execution Version

PURCHASE AGREEMENT

BY AND BETWEEN

TELEVISION STATION GROUP HOLDINGS, LLC

AND

NEXSTAR BROADCASTING, INC.

DATED AS OF JUNE 7, 2006

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Schedule 1.1(aaa)	Permitted Encumbrances

Schedule 4.3	No Violation; Third Party Consents

Schedule 4.4	Governmental Consents

Schedule 4.5	Capitalization

Schedule 4.6(a)	Real Property

Schedule 4.6(j)	Tangible Personal Property

Schedule 4.7(a)	Intellectual Property

Schedule 4.7(b)	Intellectual Property Claims

Schedule 4.8(a)	Material Business Contracts

Schedule 4.8(b)	Exceptions to Material Business Contracts

Schedule 4.9	Business Licenses

Schedule 4.10(a)	Business Employees

Schedule 4.10(b)	Written Personnel Policies

Schedule 4.11(a)	Benefit Plans

Schedule 4.11(b)	Exceptions to Benefit Plans

Schedule 4.11(c)	Severance Benefits

Schedule 4.12	WLYH Assets (other than FCC Licenses)

Schedule 4.13	Financial Statements

Schedule 4.14	Absence of Changes

Schedule 4.15	No Undisclosed Liabilities

Schedule 4.16	Litigation; Governmental Orders

Schedule 4.17	Compliance with Laws

Schedule 4.18	FCC Matters

Schedule 4.19	Taxes

Schedule 4.20(a)	Labor Dispute; Strike; Work Stoppage

Schedule 4.20(b)	Unions; Collective Bargaining Agreement

Schedule 4.21	Environmental Matters

Schedule 4.22	Insurance

Schedule 4.25	Cable Television Matters

Schedule 4.26	Available Program Runs

Schedule 6.1	Conduct of the Business

Schedule 6.3(d)	Certain FCC Matters

Schedule 6.11	Non-Assumed Business Employees

Schedule 6.16	Exclusions from Non-Solicitation

Schedule 7.1(e)	Closing Consents

v

Exhibit A	WTAJ Newco Bill of Sale, Assignment and Assumption Agreement

Exhibit B	WTAJ License Subsidiary Newco Bill of Sale, Assignment and Assumption Agreement

Exhibit C	WTAJ Newco Merger Agreement

Exhibit D	WTAJ Newco Certificate of Merger

Exhibit E	WTAJ License Subsidiary Newco Merger Agreement

Exhibit F	WTAJ License Subsidiary Newco Certificate of Merger

Exhibit G	Form of Letter of Credit Escrow Agreement

Exhibit H	Form of Indemnification Escrow Agreement

Exhibit I	Opinions of Seller’s Counsel

Exhibit J	Opinions of Seller’s FCC Counsel

Exhibit K	Form of Exclusivity; Confidentially; Non-Compete and Non-Solicit Agreement

Exhibit 2.6(b)	Form of Letter of Credit

Execution Version

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is dated as of June 7, 2006, by and between Television Station Group Holdings, LLC, a Delaware limited liability company (“Seller”), and Nexstar Broadcasting, Inc., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller holds all of the issued and outstanding limited liability company membership interests, and is the sole member, of each of Television Station Group, LLC, a Delaware limited liability company (“TSG”), and Television Station Group Pennsylvania, LLC, a Delaware limited liability company (“TSG PA”).

WHEREAS, TSG owns all of the issued and outstanding limited liability company membership interests of Television Station Group License Subsidiary, a Delaware limited liability company (“TSG License Subsidiary”).

WHEREAS, TSG PA owns all of the issued and outstanding limited liability company membership interests of Television Station Group Pennsylvania License Subsidiary, LLC, a Delaware limited liability company (“TSG PA License Subsidiary”).

WHEREAS, pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “WTAJ Newco Bill of Sale”) and a special warranty deed, an assignment of real property lease agreements and an assignment of registered intellectual property (which special warranty deed, assignment of real property lease agreements and assignment of registered intellectual property shall be in a form prepared by Seller prior to the Interim Transfer Date and shall be reasonably acceptable to Purchaser), prior to the Closing Date, TSG shall transfer, assign and convey to its wholly-owned subsidiary, WTAJ Newco, LLC, a Delaware limited liability company (“WTAJ Newco”), all of the assets used or held for use by TSG in connection with, or pertaining to, or useful in connection with the business and operations of, broadcast television station WTAJ-TV and WTAJ-DT, Altoona, Pennsylvania (collectively, the “Station”), and WLYH, and all liabilities and obligations of TSG to the extent related to, or arising in connection with, the business and operations of the Station, or arising under the WLYH Documents, from and after the time of such transfer, assignment or conveyance (collectively, the “WTAJ Newco Assets and Liabilities”).

WHEREAS, pursuant to a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit B (the “WTAJ License Subsidiary Newco Bill of Sale”) and a special warranty deed, an assignment of real property lease agreements and an assignment of registered intellectual property (which special warranty deed, assignment of real property lease agreements and assignment of registered intellectual property shall be in a form prepared by Seller prior to the Interim Transfer Date and shall be reasonably acceptable to Purchaser), prior to the Closing Date, TSG License Subsidiary shall transfer and assign to its wholly-owned subsidiary, WTAJ License Subsidiary Newco, LLC, a Delaware limited liability company (“WTAJ License Subsidiary Newco,” and together with WTAJ Newco, the “Interim Transferors”), all of the assets used or held for use by TSG License Subsidiary in connection with, or pertaining to, or useful in connection with the business and operations of, the Station or

WLYH and all liabilities and obligations of TSG License Subsidiary to the extent related to, or arising in connection with, the business and operations of the Station, or arising under the WLYH Documents, from and after the time of such transfer, assignment or conveyance (collectively, the “WTAJ License Subsidiary Newco Assets and Liabilities”).

WHEREAS, effective immediately after the consummation of the foregoing transfer, assignment and conveyance of the WTAJ Newco Assets and Liabilities to WTAJ Newco, TSG shall, pursuant to a Merger Agreement in the form attached hereto as Exhibit C (the “WTAJ Newco Merger Agreement”) and a Certificate of Merger in the form attached hereto as Exhibit D (the “WTAJ Newco Certificate of Merger”), merge WTAJ Newco with and into TSG PA, with TSG PA as the survivor of such merger (such transfer, assignment, conveyance and merger, the “WTAJ Newco Transfer”).

WHEREAS, effective immediately after the consummation of the foregoing transfer, assignment and conveyance of the WTAJ License Subsidiary Newco Assets and Liabilities to WTAJ License Subsidiary Newco, TSG License Subsidiary shall, pursuant to a Merger Agreement in the form attached hereto as Exhibit E (the “WTAJ License Subsidiary Newco Merger Agreement”) and a Certificate of Merger in the form attached hereto as Exhibit F (the “WTAJ License Subsidiary Newco Certificate of Merger”), merge WTAJ License Subsidiary Newco with and into TSG PA License Subsidiary, with TSG PA License Subsidiary as the survivor of such merger and a wholly-owned subsidiary of TSG PA (such transfer, assignment, conveyance and merger, the “WTAJ License Subsidiary Newco Transfer,” and together with the WTAJ Newco Transfer, the “Interim Asset Transfer”).

WHEREAS, as a result of the Interim Asset Transfer, TSG PA and TSG PA License Subsidiary, collectively, shall own all of the assets used in connection with, or pertaining to, or useful in connection with, the Business, and all of the liabilities and obligations of TSG and TSG License Subsidiary except for Retained Liabilities to the extent related to, or arising in connection with, the business and operations of the Station, or arising under the WLYH Documents, from and after the time of the Interim Asset Transfer.

WHEREAS, simultaneously with the execution and delivery of this Agreement by Seller, Purchaser and Seller are executing and delivering an Option Agreement (the “Option Agreement”) granting Purchaser certain options to purchase all of the issued and outstanding limited liability company membership interests of TSG PA (the “Purchased Interests”) pursuant to this Agreement.

WHEREAS, upon execution and delivery of this Agreement by Purchaser pursuant to the Option Agreement, Purchaser shall agree to purchase from Seller, and Seller shall agree to sell to Purchaser, all of the Purchased Interests, upon the terms and subject to the conditions set forth herein.

WHEREAS, the prior consent of the FCC and certain other third parties is required to permit the consummation of the transactions contemplated hereby.

WHEREAS, Seller and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby, all as more fully set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance of such covenants, promises and agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a) “Accounts Receivable” means the rights of the Seller Subsidiaries to payment for the sale of advertising time and other goods and services by the Business prior to the Effective Time, together with all other accounts receivable, notes receivable and other receivables of the Seller Subsidiaries arising out of the Business prior to the Effective Time, in each case other than the Trade-Out Receivables.

(b) “Action” means any claim, charge, complaint, action, suit or proceeding (legal or administrative enforcement), grievance or arbitral action, governmental inquiry, criminal prosecution or other investigation.

(c) “Affiliate” means any “affiliate” as defined in Rule 144(a)(1) promulgated under the Securities Act.

(d) “Assumed Contracts” means the Business Contracts (other than any Business Contract that is required to be, but that is not, described on Schedule 4.8(a) or Schedule 4.25 or that is entered into in breach of this Agreement, in each case, except to the extent that Purchaser elects in writing to treat the same as an Assumed Contract).

(e) “Assumed Liabilities” means (i) all Liabilities of the Target Companies arising after the Effective Time under the Assumed Contracts (but not including any such Liabilities resulting from any breach of contract, tort, infringement or breach of warranty, or any Indebtedness), except to the extent that adjustments for such Liabilities are made in Seller’s favor pursuant to Section 2.4, (ii) all other Liabilities of the TSG Companies, solely to the extent that adjustments for such Liabilities are made in Purchaser’s favor pursuant Section 2.4 and (iii) liabilities with respect to any Assumed Employee expressly assumed pursuant to Section 6.11.

(f) “Bank Pay-off Amount” means the total unpaid principal amount, plus accrued but unpaid interest, and all other amounts due and payable as set forth in a pay-off letter in connection with the TSG Loans.

(g) “Benefit Plans” means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement (including any collective bargaining agreement), practice, policy or arrangement, whether written or oral, and whether or not subject to ERISA (including any “employee benefit plan” within the meaning of Section 3(3) of ERISA), which any TSG Company sponsors, maintains, has any obligation to contribute to, has Liability under or to which it is otherwise a party.

(h) “Business” means the business and operations of the Station, and of the TSG Companies under the WLYH Documents, in each case including the ownership or holding of rights with respect to any related assets.

(i) “Business Contracts” means all Contracts which relate to the Business, including the WLYH Documents.

(j) “Business Day” means any weekday (Monday through Friday) other than days on which commercial banks in New York, New York or Altoona, Pennsylvania are obligated by Law or executive order to be closed.

(k) “Business Employee” means any employee set forth in Schedule 4.10 hereto who is employed by an Operating Company in the operation of the Business immediately prior to the Closing (whether actively or inactively), and each additional employee who is hired by an Operating Company to work solely in the Business following the date hereof (to the extent permitted by Section 6.1 hereof) and who is employed by an Operating Company solely in the operation of the Business immediately prior to the Closing (whether actively or inactively); provided that neither Michael Granados nor Ian Guthrie shall be considered a Business Employee, and any employment Contract that Michael Granados or Ian Guthrie has entered into with any TSG Company shall not be a Business Contract.

(l) “Business Licenses” means Licenses owned or possessed by an Operating Company that are necessary to, or that are used or held for use in connection with, the conduct of the Business, other than the FCC Licenses.

(m) “CBS Affiliation Agreement” means the CBS Affiliation Agreement, by and between TSG (formerly known as SJL Northeast LLC), as assignee of Gateway Communications, Inc., and CBS, dated as of May 24, 1995, as amended on September 28, 2005, regarding the affiliation of television station WTAJ-TV with the CBS Television Network.

(n) “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Internal Revenue Code, and any similar state Law.

(o) “Communications Laws” means the Communications Act of 1934, as amended, any successor statute thereto, and all rules, and written policies and decisions of the FCC promulgated or rendered, as applicable, thereunder.

(p) “Contract” means any legally binding contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, non-governmental license, non-governmental franchise agreement, non-governmental concession agreement, insurance policy, security interest, guaranty, binding commitment or other agreement or arrangement, whether written or oral.

(q) “Effective Time” means 12:01 a.m. Altoona, Pennsylvania time on the Closing Date.

(r) “Encumbrance” means any claim, liability, security interest, pledge, mortgage, lien, charge, condition, adverse claim of ownership or use, option to purchase, restriction on transfer (such as a right of first refusal or other similar right), defect of title, or other encumbrance of any kind or character.

(s) “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Material, any actual or alleged violation of or liability under any Environmental Law, or any permit issued, or any approval given, under any Environmental Law.

(t) “Environmental Law” means any Law, whenever enacted or in effect, pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), wetlands, public or employee health or safety or any other environmental matter, including: (i) Clean Air Act (42 U.S.C. § 7401, et seq.); (ii) Clean Water Act (33 U.S.C. § 1251, et seq.); (iii) Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.); (iv) Comprehensive Environmental Resource Compensation and Liability Act (42 U.S.C. § 9601, et seq.); (v) Safe Drinking Water Act (42 U.S.C. § 300f, et seq.); (vi) Toxic Substances Control Act (15 U.S.C. § 2601, et seq.); (vii) Rivers and Harbors Act (33 U.S.C. § 401, et seq.); (viii) Endangered Species Act (16 U.S.C. § 1531, et seq.); (ix) Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); (x) Hazardous Material Transportation Act (49 U.S.C. § 1801, et seq.); and (xi) any other Laws relating to Hazardous Materials or Hazardous Materials Activities.

(u) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(v) “Escrow Agent” means The Bank of New York.

(w) “FCC” means the United States Federal Communications Commission, and any successor agency thereto.

(x) “FCC Consent” means the consent and other actions of the FCC or its delegated staff granting consent to the transfer of control of the FCC Licenses in connection with the transactions contemplated by this Agreement and the subsequent assignment of the FCC Licenses to Purchaser to occur immediately after the Closing.

(y) “FCC Licenses” means those licenses, permits and authorizations issued by the FCC to any of the Seller Subsidiaries in connection with the Business, the Station or WLYH (including any renewals, extensions, modifications, additions or deletions thereto as permitted by and subject to the terms of this Agreement between the date hereof and the Closing Date).

(z) “FCC Records” means all logs and other records of the Seller Subsidiaries that relate to the operation of the Station or WLYH, including those required by the FCC to be maintained at the Station or WLYH.

(aa) “Final Order” shall mean an action by the FCC (including any action duly taken by the FCC’s staff acting pursuant to delegated authority) which shall not have been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no timely request for stay, petition for rehearing, review, appeal, certiorari or sua sponte action of the FCC with comparable effect shall have been filed or and as to which the time for filing any such petition, appeal, certiorari or for the taking of any such sua sponte action by the FCC shall have expired or otherwise terminated, or in the event of any such stay, petition for rehearing, review, appeal, certiorari or sua sponte action of the FCC, the period provided by the Communications Laws for further stay, petition for rehearing, review, appeal, certiorari or sua sponte action has expired.

(bb) “GAAP” means generally accepted accounting principles in the United States.

(cc) “Governmental Authority” means any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal, or judicial body, in each case whether federal, state, county, provincial, local or foreign.

(dd) “Governmental Order” means any statute, rule, regulation, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

(ee) “Hazardous Material” means any radioactive, toxic, hazardous, or dangerous material or substance that is prohibited or regulated by, or subject to imposition of liability under, any Environmental Law or that has been designated by any Governmental Authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including asbestos, petroleum and petroleum byproducts, radon gas, radioactive matter, PCBs, oils, hydrocarbons, photographic chemicals and products and other pollutants and contaminants.

(ff) “Hazardous Materials Activity” means the handling, transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of others to, sale or other distribution of any Hazardous Material or any product containing a Hazardous Material.

(gg) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(hh) “Indebtedness” means, without duplication, (i) any obligations with respect to indebtedness for borrowed money (including all obligations for principal, interest, premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a Person against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any obligations under capitalized leases (as determined in accordance with GAAP) or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vi) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables) and (vii) any monetary obligation secured by a Lien on a Person’s assets.

(ii) “Indemnification Escrow Deposit” means cash in an amount equal to Five Million Dollars ($5,000,000).

(jj) “Independent Accounting Firm” means KPMG International.

(kk) “Intellectual Property” means (i) any United States and foreign patents, patent applications, patent disclosures and improvements thereto, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations thereof, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, and the registrations, applications for registration and renewals thereof, and the goodwill associated with any of the foregoing (collectively, “Marks”), (iii) United States and foreign copyrights, and the registrations, applications for registration and renewals thereof, (iv) station call sign(s) and (v) any goodwill associated with any of the foregoing.

(ll) “Interim Transfer Date” means the Business Day on which the Interim Asset Transfer occurs.

(mm) “Interim Transfer Documents” means the WTAJ Newco Bill of Sale, the WTAJ License Subsidiary Newco Bill of Sale, the WTAJ Newco Merger Agreement, the WTAJ Newco Certificate of Merger, the WTAJ License Subsidiary Newco Merger Agreement and the WTAJ License Subsidiary Newco Certificate of Merger and any special warranty deed, real property lease agreement assignment and assignment of registered intellectual property prepared in connection with the Interim Asset Transfer.

(nn) “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

(oo) “IRS” means the United States Internal Revenue Service, and any successor agency thereto.

(pp) “Knowledge of Seller” “known to Seller” and phrases of similar import refer to the actual knowledge of Michael Granados, Ian Guthrie, Barry Baker or any individual who holds the position (whether full-time or part-time) of General Manager or Chief Engineer of the Station or WLYH on or after the date of this Agreement and prior to the Closing Date.

(qq) “Law” means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

(rr) “Liability” means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, and whether due or to become due, asserted or unasserted, or known or unknown.

(ss) “License” means any franchise, approval, permit, construction permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right issued by, obtained from or filed with any Governmental Authority, including the Federal Aviation Administration or the FCC.

(tt) “License Company” means (i) until the Interim Asset Transfer, TSG License Subsidiary, and (ii) thereafter, TSG PA License Subsidiary.

(uu) “Losses” means any and all direct or indirect actions, suits, claims, interest, penalties, proceedings, investigations, audits, demands, losses, liabilities, damages, assessments, fines, judgments, costs and expenses (including reasonable attorneys’ fees).

(vv) “Material Adverse Effect” means (x) any change or effect that is materially adverse to the assets, properties, operations, business, financial or other condition and/or results of operations of the Business, taken as a whole, except to the extent any such changes or effects resulting directly or indirectly from (i) the transactions contemplated by this Agreement or the taking of any action contemplated by or required by this Agreement, (ii) the announcement or other disclosure of the transactions contemplated by this Agreement (iii) actions taken by Purchaser or its Affiliates, (iv) matters generally applicable to the television broadcasting industry to the extent that the effects thereof are not disproportionately adverse to or on the Business, or (v) changes in general economic conditions nationally (including financial and capital markets) or in the geographic regions in which the Business is conducted to the extent the effects thereof are not disproportionately adverse to or on the Business or (y) a material adverse effect on any TSG Company’s ability to perform its obligations under any Transaction Document or to consummate the transactions contemplated thereby.

(ww) “New Company” means WTAJ Newco, WTAJ License Subsidiary Newco, TSG PA or TSG PA License Subsidiary.

(xx) “NY Station” means television broadcast station WBNG-TV, Binghamton, New York.

(yy) “Organizational Documents” means, with respect to any Person (other than an individual), the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, and all other organizational documents of such Person.

(zz) “Operating Companies” means the License Company and (i) until the Interim Asset Transfer, TSG, and (ii) thereafter, TSG PA.

(aaa) “Permitted Encumbrances” means (i) liens for taxes not yet due and payable as of the date in question; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to Real Property that were created in the ordinary course of business which shall be paid in full and released at Closing; (iii) zoning, building or similar restrictions relating to the use or occupancy of Real Property which are not violated by the current use or occupancy of such Real Property; (iv) all matters disclosed in Schedule 1.1 (aaa) hereto; (v) easements, covenants, conditions, restrictions and other similar matters of record affecting title to Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the Business in the ordinary course, consistent with past practice; and (vi) statutory liens that were created in the ordinary course of business and that secure only amounts or obligations that are not due and payable as of the date in question. Notwithstanding the foregoing, “Permitted Encumbrances” shall not include Encumbrances that secure any Indebtedness of any TSG Company or any of its members, to the extent they are not discharged and released simultaneously with the Closing.

(bbb) “Person” means any individual, general, limited or limited liability partnership, firm, corporation, limited liability company, association, trust, estate, joint venture, unincorporated organization or other entity.

(ccc) “Program License Agreements” means program licenses and other Contracts under which any Seller Subsidiary is authorized to broadcast film or other product or programs on the Station.

(ddd) “Proprietary Rights” means any (i) Intellectual Property, (ii) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, techniques, methods, processes, research and development information, technical information and data, software, databases, drawings, specifications, designs, plans, proposals, technical data, copyrightable works and other works of authorship, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information and any goodwill associated with the Business or any of the foregoing), (iii) rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures and biographical information of real persons, (iv) other intellectual property or proprietary rights, and (v) copies and tangible embodiments thereof (in whatever form or medium).

(eee) “Real Property” means the Owned Real Property and the Leased Real Property.

(fff) “Retained Liabilities” means (i) all Liabilities of any TSG Company that are not Assumed Liabilities, (ii) all Liabilities of Purchaser or a Target Company to the extent that adjustments for such Liabilities of Purchaser or a Target Company are made in Seller’s favor pursuant to Section 2.4; and (iii) without limiting the foregoing, any Liabilities (except for liabilities expressly assumed pursuant to Section 6.11) (A) relating to or arising under or in connection with any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by any TSG Company or any ERISA Affiliate, or with respect to which any TSG Company or any ERISA Affiliate has any Liability, or (B) pertaining to the employment or service with, or termination from employment or service with, any TSG Company or any ERISA Affiliate, of any Person.

(ggg) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, as in effect from time to time.

(hhh) “Seller Subsidiary” means TSG, TSG License Subsidiary, WTAJ Newco, WTAJ License Subsidiary Newco, TSG PA or TSG PA License Subsidiary.

(iii) “Station Assets” means all of the assets of any Seller Subsidiary used, or held for use, in connection with, or pertaining to, or useful in connection with the Business, including any assets, properties or rights used or held for use by a Seller Subsidiary in connection with the operation of WLYH.

(jjj) “Subsidiary” means, with respect to a Person, any other Person (i) in which such first-named Person has a direct or indirect equity or other ownership interest in excess of fifty percent (50%), or (ii) with respect to which such first-named Person, has the ability to elect or nominate a majority of the board of directors or similar governing body of such first-named Person.

(kkk) “Tangible Personal Property” means tangible personal property such as machinery, equipment, inventory, vehicles, furniture, fixtures, transmitting towers, antennas, transmitters, satellite earth stations, film, film libraries, news archives, if any, all programs, programming material and inventories and production material of whatever form or nature (whether recorded on film, tape or any other substance or whether intended for live performance, television broadcast or any other medium, and whether completed or in production), office materials and supplies, spare parts and other tangible personal property of every kind and description.

(lll) “Target Company” means TSG PA or TSG PA License Subsidiary.

(mmm)”Tax” means any federal, state, county, provincial, local or foreign income, gross receipts, windfall profits, sales, use, license, ad valorem, employment, withholding, severance, transfer, gains, profits, capital, excise, franchise, property, production capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, imposed by any Governmental Authority (whether payable directly or by withholding), together with any interest, penalties (civil or criminal), additions to, or additional amounts (and any inherent penalties (civil or criminal), addition or additional in respect thereof) imposed by any Governmental Authority with respect thereto, whether disputed or not, including any obligation to indemnify or otherwise assume or succeed the Tax liability of any other Person, and any expenses incurred in connection with the determination, settlement or litigation of any Liability therefor.

(nnn) “Tax Return” means any report, return, declaration, statement, estimated tax or other information required to be supplied to a Governmental Authority with respect to any Tax, including any schedule or attachment thereto, and including any amendments thereof.

(ooo) “Trade Agreements” means Contracts for the sale of advertising time on the Station in exchange for goods or services, other than Program License Agreements.

(ppp) “Trade-Out Payables” means all obligations of the Seller Subsidiaries as of the Effective Time to provide advertising time in respect of goods or services received by any TSG Company prior to the Effective Time under any Trade Agreement, determined in accordance with GAAP, consistently applied.

(qqq) “Trade-Out Receivables” means all current assets of the Target Companies as of the Effective Time that are the right to receive goods or services in respect of advertising furnished on the Station prior to the Effective Time under any Trade Agreement, determined in accordance with GAAP, consistently applied.

(rrr) “Transaction Documents” means this Agreement, the Letter of Credit Escrow Agreement, the Indemnification Escrow Agreement, the Interim Transfer Documents, the Seller Assumption Agreement and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by any of Buyer and the TSG Companies in connection with the transactions contemplated by this Agreement.

(sss) “TSG Company” means Seller, TSG, TSG License Subsidiary, WTAJ Newco, WTAJ License Subsidiary Newco, TSG PA or TSG PA License Subsidiary.

(ttt) “WLYH” means broadcast television station WLYH-TV/WLYH-DT, licensed to Lancaster, Pennsylvania.

(uuu) “WLYH Documents” means the WLYH Option Agreement and Time Brokerage Agreement, each between TSG (as the assignee of Gateway Communications, Inc.) and Clear Channel Television, Inc.

1.2 Table of Terms Defined Elsewhere in the Agreement. For all purposes of and under this Agreement, the following terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term below:

Term	Section
Acquisition Proposal	6.8(a)

Accelerated Katz Payment	6.23

Agreement	Preamble

ACVIII	6.8(b)

Alta	6.8(b)

Alta Corp.	6.8(b)

Alta S by S	6.8(b)

Assumed Employees	6.10(b)

Business Proprietary Rights	4.7(b)

Business Systems	4.7(d)

Term	Section
BVLP VI	6.8(b)

Claimant	9.3(a)

Closing	3.1(a)

Closing Cash Payment	2.7(a)

Closing Date	3.1(a)

Competing Acquisition	6.8(a)

Competitive Business	6.15(a)

Confidential Information	6.14

Consents	4.3

Deductible	9.1(b)(i)

Letter of Credit Escrow Agreement	2.6(a)

Deposit Letter of Credit	2.6(b)

DOJ	6.4

ERISA Affiliate	4.11(b)(iii)

Exclusivity; Confidentiality; Non-Compete and Non-Solicit Agreement	6.8(b)

Exempt Representations	9.1(b)(i)

Financial Statements	4.13(a)

Fixed Purchase Price	2.3(a)

FTC	6.4

Governmental Actions	4.4

Indemnification Cap	9.1(b)(i)

Indemnification Escrow Agreement	2.7(d)

Indemnifying Party	9.3(a)

Interim Asset Transfer	Recitals

Interim Financial Statements	6.13

Interim Transferors	Recitals

Katz	6.23

Latest Balance Sheet	4.13(a)

Latest Balance Sheet Date	4.13(a)

Lease(s)	4.6(a)

Leased Real Property	4.6(a)

Limited Losses	9.1(b)(i)

Litigation Conditions	9.3(e)

Material Business Contract	4.8(a)

Term	Section
Monthly Interim Financial Statements	6.13

MVPDs	4.25(a)

Non-Disclosure Agreement	6.7

NXST	6.11(a)

Owned Real Property	4.6(a)

Peak Media	6.15(a)

Preliminary Purchase Price	2.7

Program Payments	2.4(b)(i)

Prorations	2.5(a)

Purchase Price	2.3(a)

Purchase Price Deposit Amount	2.6(b)

Purchased Interests	Recitals

Purchaser	Preamble

Purchaser Indemnitees	9.1(a)

Quarterly Interim Financial Statements	6.13

Restricted Group	6.8(b)

Seller	Preamble

Seller Assumption Agreement	2.2

Seller Indemnitees	9.2(a)

Settled Claim	9.3(b)

Station	Recitals

Surveys	6.19

Specific Performance Obligations	9.5

Termination Date	8.1(d)

Title Commitments	6.19

Title Policies	7.1(h)

TSG	Recitals

TSG License Subsidiary	Recitals

TSG Loans	2.7(b)

TSG PA	Recitals

TSG PA License Subsidiary	Recitals

WARN Act	4.20(c)

WTAJ License Subsidiary Newco Certificate of Merger	Recitals

WTAJ License Subsidiary Newco Merger Agreement	Recitals

Term	Section
WTAJ Newco	Recitals

WTAJ Newco Assets and Liabilities	Recitals

WTAJ Newco Bill of Sale	Recitals

WTAJ Newco Certificate of Merger	Recitals

WTAJ License Subsidiary Newco	Recitals

WTAJ License Subsidiary Newco Assets and Liabilities	Recitals

WTAJ License Subsidiary Newco Bill of Sale, Assignment and Assumption Agreement	Recitals

WTAJ License Subsidiary Newco Transfer	Recitals

WTAJ Newco Merger Agreement	Recitals

WTAJ Newco Transfer	Recitals

ARTICLE 2

PURCHASE AND SALE OF INTERESTS

2.1 Transfer of Interests. Upon and subject to the terms and conditions stated in this Agreement, on the Closing Date, Seller will convey, transfer, assign and deliver to Purchaser free and clear of all Encumbrances, other than any legal restrictions imposed by, or arising under, securities laws, and Purchaser will acquire from Seller, the Purchased Interests and all of Seller’s rights with respect thereto, for the consideration specified below.

2.2 Assumption of Retained Liabilities. On the Closing Date, Seller shall retain and/or assume (as applicable) all Retained Liabilities by entering into an Assumption Agreement in a form prepared by Purchaser and reasonably acceptable to Seller, which form shall provide that the Persons to whom any Retained Liabilities are owed will be third party beneficiaries of such Assumption Agreement and may enforce the relevant Retained Liabilities directly against Seller (the “Seller Assumption Agreement”). From and after the Closing Date, as among the TSG Companies and Purchaser, neither Purchaser nor either Target Company will have any responsibility with respect to any Retained Liability, and Seller will perform and discharge the Retained Liabilities.

2.3 Consideration for the Purchased Interests; Allocation of Purchase Price.

(a) Consideration for Purchased Interests. The consideration for the Purchased Interests to be paid by Purchaser to Seller as set forth herein shall be Fifty-Six Million Dollars ($56,000,000) (the “Fixed Purchase Price”), as adjusted pursuant to Section 2.4 (the Fixed Purchase Price as so adjusted, the “Purchase Price”).

(b) Allocation of Purchase Price. Seller and Purchaser shall use commercially reasonable efforts to agree, within 180 days after the Closing Date, on the allocation of the Purchase Price (and other amounts, including any assumed liabilities, taken into account as purchase price for tax accounting purposes) among the Station Assets in accordance with the requirements of Section 1060 of the Internal Revenue Code and the regulations thereunder. If the parties hereto reach agreement with respect to such allocation, then the parties agree to (i) jointly complete and separately file Forms 8594 with their respective federal income tax returns for the tax year in which the Closing Date occurs, and (ii) not take a position on any income, transfer or gains tax return that is in any manner inconsistent with the terms of any such allocation without the written consent of the other parties. If the parties do not reach agreement with respect to such allocation, then each party shall make its own determination of such allocation for financial and tax reporting purposes. The parties shall promptly advise each other of the existence of any tax audit, controversy or litigation related to any allocation hereunder.

2.4 Proration.

(a) General Allocation Principles. Except as otherwise provided in this Section 2.4, the ownership and operation of the Business, and the revenues, expenses, and liabilities attributable thereto, including power and utilities charges, rents and income, and other accruing, prepaid and deferred items, will be prorated between Seller and Purchaser in accordance with the following principles:

(i) Seller will be allocated revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable, with respect to the Business through the Effective Time,

(ii) Purchaser will be allocated revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable, with respect to the Business after the Effective Time, and

(iii) all Indebtedness of the TSG Companies will be allocated to Seller (excluding any Indebtedness that will be paid off at Closing).

Seller shall remain or be solely liable with respect to the Retained Liabilities whether arising before or after Closing Date. There shall be no adjustment for, and Seller shall remain or be solely liable with respect to, all FCC regulatory fees imposed or incurred by reason of Seller’s ownership (direct or indirect) of the Station or WLYH prior to the Closing Date, and the parties agree that there shall be included in the Prorations calculated under Section 2.5 below a credit for any such fees to be paid by Purchaser (or by a Target Company, after the Effective Time) in 2006 or 2007, as applicable, and attributable to the period prior to the Closing Date based on an agreed upon good faith estimate of such fees and Prorations. At the Closing, the Purchase Price will be increased or decreased, as appropriate, in order to give effect to this Section 2.4(a) and Sections 2.4(b) and (c), based on the estimate described in Section 2.5(a).

(b) Treatment of Program Liabilities. Notwithstanding Section 2.4(a), as between Purchaser and Seller:

(i) Seller will be allocated all obligations to make cash payments of license and usage fees pursuant to any Program License Agreement (“Program Payments”) that first become due and payable under the terms of such Program License Agreement prior to the first day of the calendar month that includes the Closing Date;

(ii) Purchaser will be allocated all obligations to make Program Payments that first become due and payable under the terms of the Program License Agreement in question after the last day of the calendar month that includes the Closing Date; and

(iii) with respect to Program Payments that first become due and payable under the terms of the Program License Agreement in question during the calendar month that includes the Closing Date: (A) Seller will be allocated obligations to make a portion of each such Program Payment that is equal to a fraction, the numerator of which is the number of days (if any) during such calendar month that are prior to the Closing Date and the denominator of which is the total number of days during such calendar month, and (B) Purchaser will be allocated obligations to make the remaining portion of such Program Payments.

(c) For Trades. Notwithstanding Section 2.4(a), the Target Companies will retain all rights to the Trade-Out Receivables and shall be entitled to accept the related goods and services, and will retain the Trade-Out Payables. No adjustment will be made in respect of the Trade-Out Receivables or the Trade-Out Payables if the amount of the Trade-Out Receivables exceeds the amount of the Trade-Out Payables, or if the amount of the Trade-Out Payables exceeds the amount of the Trade-Out Receivables by $50,000 or less. If the amount of the Trade-Out Payables exceeds the amount of the Trade-Out Receivables by more than $50,000 then the Purchase Price will be reduced by (i) the amount, if any, by which the amount of the Trade-Out Payables exceeds the Trade-Out Receivables, less (ii) $50,000.

(d) Billing and Collection of Station’s Receivables.

(i) As of the Closing Date, Seller appoints Purchaser as Seller’s agent, without compensation but without liability except for willful misconduct, to collect the Accounts Receivable for Seller’s account. Purchaser shall issue invoices (in accordance with Purchaser’s standard billing procedures) for time sold and provided on the Station prior to the Effective Time and not invoiced by any of the Seller Subsidiaries prior to the Closing, and remit to Seller all amounts collected in respect of Accounts Receivable as follows: (a) on or before the twentieth (20th) day of the second complete calendar month after the Closing Date, pay all amounts collected after the Effective Time and up to the end of the prior month; and (b) on or before the twentieth (20th) day of each succeeding month, remit all amounts collected during the month prior thereto. With each remittance, Purchaser shall furnish a statement of the amounts collected and the Persons from whom such amounts were collected. Purchaser shall, unless the remittance or an Account Receivable debtor specifies otherwise (in which case, Purchaser will apply the amount in question as so specified), apply all amounts it receives from or for the benefit of any Account Receivable debtor first to pay the oldest undisputed Accounts Receivable of such debtor before applying any of such amounts to pay any obligation of such debtor to Purchaser arising during, or otherwise attributable to, the period after the Closing Date.

(ii) Purchaser’s agency to collect the Accounts Receivable shall expire as of 11:59 p.m., Altoona, PA, time on the one hundred twentieth (120th) day following the Closing Date (or, if such date is not a Business Day, then on the Business Day thereafter). Within fifteen (15) Business Days thereafter, Purchaser shall remit to Seller all amounts collected in respect of the Accounts Receivable from the Closing Date until the date thereof not previously remitted. During such 120-day period, Purchaser shall use commercially reasonable collection efforts to collect the Accounts Receivable, but shall not be required to institute any legal proceedings to collect the Accounts Receivable or to otherwise incur any cost or obligation in respect thereof other than in the ordinary course of business. Upon expiration of the agency, Purchaser shall assign all Accounts Receivable that have not been collected or received to Seller and the parties expressly agree that Purchaser shall have no further obligation whatsoever with respect to any such assigned Accounts Receivable (except to pay Seller any additional money that Purchaser receives from any Person with respect to any such assigned Accounts Receivable after the date of such remittance to Seller).

2.5 Adjustment Procedures. The adjustments specified in Sections 2.4(a) through 2.4(c) shall be determined in accordance with the following procedures:

(a) Estimate for Closing. Seller shall, no later than five (5) Business Days prior to the scheduled Closing Date, prepare and deliver to Purchaser a good faith estimate of the prorations and adjustments to the Purchase Price that are required in order to give effect to Section 2.4(a) through Section 2.4(c) (the “Prorations”).

(b) Post-Closing Adjustment.

(i) As promptly as possible after the Closing, but in any event not later than ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a statement setting forth Purchaser’s determination of the Prorations. In connection with Seller’s review of such determination, Purchaser will furnish Seller with such information as may be reasonably requested by Seller. If Seller disputes the amount of the Prorations determined by Purchaser, Seller shall deliver to Purchaser within thirty (30) days after Seller’s receipt of Purchaser’s statement setting forth Seller’s determination of the Prorations. If Seller notifies Purchaser of its acceptance of Purchaser’s statement, or if Seller fails to deliver its statement within the period specified in the preceding sentence, Purchaser’s determination of the Prorations shall be conclusive and binding on the parties as of the last day of the thirty (30) day period.

(ii) Seller and Purchaser shall use good faith efforts to resolve any dispute involving the determination of the Prorations. If the parties do not resolve the dispute within thirty (30) days following the delivery of Seller’s statement pursuant to Section 2.5(b)(i), Seller and Purchaser shall jointly designate the Independent Accounting Firm to resolve the dispute. The Independent Accounting Firm’s resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. Any fees of the Independent Accounting Firm incurred under this Section 2.5(b)(ii) shall be split equally between Seller on one hand and Purchaser on the other hand.

(iii) Final settlement of the Prorations, in cash, will be made no later than the fifth (5th) Business Day after the value of the Prorations are finally determined pursuant to this Section 2.5(b).

(iv) For the avoidance of doubt, the fact that a determination of the Prorations has become “final” or that the Prorations are “settled” pursuant to this Section 2.5 shall not limit Seller’s indemnity obligations pursuant to Section 9.1 in respect of any amount to the extent that it is not actually reflected in such final determination.

2.6 Purchase Price Deposit and Letter of Credit Escrow Agreement.

(a) Purchaser, Seller and Escrow Agent have previously executed and delivered the Letter of Credit Escrow Agreement in the form of Exhibit G attached hereto (the “Letter of Credit Escrow Agreement”).

(b) Concurrently with the execution and delivery of this Agreement by the Purchaser, Purchaser shall deposit with the Escrow Agent a letter of credit, in the form of Exhibit 2.6(b) attached hereto or in another form reasonably acceptable to Seller (such letter of credit or any replacement thereof pursuant to the Letter of Credit Escrow Agreement being the “Deposit Letter of Credit”), in the amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) (the “Purchase Price Deposit Amount”), to be held and acted upon in accordance with the terms and conditions of the Letter of Credit Escrow Agreement.

2.7 Payment of the Purchase Price. At the Closing, the Fixed Purchase Price, as adjusted to give effect to the estimated Prorations delivered pursuant to Section 2.5(a) (the “Preliminary Purchase Price”) shall be paid as follows:

(a) Purchaser shall pay or cause to be paid to Seller cash in an amount equal to (1) the Preliminary Purchase Price, minus (2) the amount of cash, if any, to be paid to Seller as described in Section 2.7(c), minus (3) the amount of the Indemnification Escrow Deposit, and minus (4) the Bank Pay-off Amount, if any (such payment, the “Closing Cash Payment”).

(b) On Seller’s behalf, Purchaser shall pay to The Bank of New York, as Agent, the Bank-Pay Off Amount, if any, as payment in full of all amounts due and payable in respect of (A) the Credit Agreement dated as of December 19, 2000 among Seller, the Guarantors party thereto, Canadian Imperial Bank of Commerce, as Syndication Agent, National City Bank, as Documentation Agent, and the Bank of New York, as Administrative Agent, as amended, and (B) the Credit Agreement dated as of December 19, 2000 among Seller, the Guarantors party thereto, Canadian Imperial Bank of Commerce, as Syndication Agent, and the Bank of New York, as Administrative Agent, as amended (collectively, the “TSG Loans”).

(c) Purchaser and Seller shall execute and deliver to the Escrow Agent joint written instructions to, and shall cause the Escrow Agent to (i) release the Deposit Letter of Credit to Purchaser for cancellation or (ii) if the Escrow Agent then holds cash in lieu of the Deposit Letter of Credit, then pay such cash to Seller as credit against the Preliminary Purchase Price.

(d) Purchaser shall pay to the Escrow Agent the Indemnification Escrow Deposit to be held in accordance with the terms and conditions of the Indemnification Escrow Agreement, substantially in the form of Exhibit H attached hereto (the “Indemnification Escrow Agreement”).

2.8 Further Assurances. From and after the Closing, the parties hereto shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement and the transactions contemplated hereby upon the reasonable request of any other party.

ARTICLE 3

THE CLOSING

3.1 The Closing.

(a) Subject to the satisfaction of the conditions to Closing set forth in Article 7 or waiver thereof, to the extent permissible under applicable Law, of any such condition by the Person entitled to the benefit thereof, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Washington, D.C. time, on a Business Day, as designated in a notice by Purchaser (the “Closing Date”), which date shall not be earlier than the fifth (5th) Business Day, or later than the fifteenth (15th) Business Day, following satisfaction and fulfillment or, if permissible, waiver of the conditions set forth in Sections 7.1(e), 7.1(f) and 7.1(g), at the offices of Dow Lohnes PLLC, 1200 New Hampshire Avenue, N.W., Washington, D.C. 20036, unless another time, date or place is mutually agreed upon in writing by Seller and Purchaser.

(b) Notwithstanding the foregoing, if on the date otherwise scheduled for the Closing pursuant to the preceding paragraph, the conditions set forth in Article 7 (other than those conditions that are to be satisfied at the Closing) have not been satisfied or waived , Seller, on the one hand, or Purchaser, on the other hand, may, by written notice given to the other party hereto, elect to postpone the Closing, and the Closing shall thereafter take place on a date specified by prior written notice from either party to the other, which date shall be not earlier than the fifth (5th) Business Day after the giving of such notice or later than the fifteenth (15th) Business Day after satisfaction and fulfillment of the applicable conditions set forth in Article 7 (other than those conditions that are to be satisfied at the Closing), but in any event no later than the Termination Date.

3.2 Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following instruments, certificates and other documents, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, in order to effect the transfer of the Purchased Interests to Purchaser pursuant to Section 2.1 hereof:

(a) Instruments of Transfer and Assignment and Other Documents.

(i) A certificate or certificates representing the Purchased Interests, together with duly executed assignments separate from such certificates in form and substance sufficient to effectuate the transfer of the Purchased Interests to Purchaser, free and clear of all Encumbrances other than any legal restrictions imposed by, or arising under, securities laws; and

(ii) CERCLA affidavit prepared by Seller and reasonably acceptable to Purchaser;

(iii) Such other affidavits and instruments of sale, transfer, conveyance and assignment as Purchaser’s title company may reasonably require to issue the Title Policies;

(iv) [intentionally omitted]

(v) Payoff and release letters from creditors of the TSG Companies, together with UCC-3 termination statements with respect to any financing statements filed against the Purchased Interests, either Target Company, the Business or any of the Station Assets, terminating all Encumbrances (including Tax Encumbrances and Encumbrances related to or arising out of the TSG Loans), other than Permitted Encumbrances, on any of the Station Assets the Purchased Interests, or the limited liability company membership interests of TSG PA License Subsidiary and all obligations of the Target Companies relating thereto (including under documents relating to the TSG Loans).

(b) Closing Certificates and Other Documents.

(i) A Secretary’s certificate certifying that the consents in writing of the respective managers and/or members of each TSG Company in the forms attached to such certificate authorizing and approving the execution of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, including the Interim Asset Transfer, were duly authorized, and that such consents in writing remain in full force and effect;

(ii) A certificate of Seller certifying as to its non-foreign status and which complies with the requirements of Section 1445 of the Internal Revenue Code;

(iii) Good standing certificates for Seller and each of the Target Companies issued by the appropriate Governmental Authority of the State of Delaware and in each state such Person is qualified to do business as a foreign entity, dated as of a date no earlier than five (5) days prior to the Closing Date;

(iv) A list of all Material Business Contracts entered into between the date of this Agreement and the Closing Date and copies thereof;

(v) An opinion of Seller’s counsel, substantially in the form attached hereto as Exhibit I;

(vi) An opinion of Seller’s FCC counsel substantially in the form attached hereto as Exhibit J;

(vii) Duly executed counterparts to the Indemnification Escrow Agreement and the Seller Assumption Agreement; and

(viii) Duly executed counterparts to instruct the Escrow Agent to take the actions described in Section 2.7(c).

3.3 Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, to Seller the following instruments, certificates and other documents, dated as of the Closing Date and executed or acknowledged (as applicable) on behalf of Purchaser by a duly authorized officer thereof, in order to pay for the Purchased Interests:

(a) Closing Cash Payment. To Seller, the amount to be paid to Seller pursuant to Section 2.7(a), to the Bank of New York, the Bank Pay-off Amount, if any, and to the Escrow Agent, the Indemnification Escrow Deposit.

(b) Closing Certificates and Other Documents.

(i) A Secretary’s certificate certifying that the resolutions authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby were duly authorized, and that such resolutions remain in full force and effect;

(ii) A good standing certificate for Purchaser issued by the appropriate Governmental Authority of the State of Delaware;

(iii) Duly executed counterparts to the Indemnification Escrow Agreement; and

(iv) Duly executed counterparts to instruct the Escrow Agent to take the actions described in Section 2.7(c).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1 Organization. Each TSG Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate or lease the assets and properties currently owned, operated or leased by it, and to conduct its business and operations in the ordinary course, consistent with past practice (if any). Each TSG Company is duly authorized, qualified or licensed to do business as a foreign limited liability company, and is in good standing, under the laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2 Authority.

(a) Seller has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or is to become a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or is to become a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement and each Transaction Document to which it is a party as of the date hereof have been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement and each Transaction Document (to the extent Purchaser is a party thereto) by Purchaser, this Agreement and each such Transaction Document constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by principles of public policy, subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Seller of the other Transaction Documents to which it is to become a party after the date hereof (assuming the due authorization, execution and delivery of the other Transaction Documents by Purchaser (to the extent Purchaser is a party thereto)), each of such other Transaction Documents will constitute a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Each Seller Subsidiary has all requisite limited liability company power and authority to enter into the Transaction Documents to which it is or is to become a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by each Seller Subsidiary of the Transaction Documents to which it is or is to become a party, the performance by such Seller Subsidiary of its obligations thereunder, and the consummation by such Seller Subsidiary of the transactions contemplated thereby have been duly authorized by all necessary limited liability company action on the part of such Seller Subsidiary. The Transaction Documents to which any Seller Subsidiary is a party on the date hereof have been duly executed and delivered by such Seller Subsidiary and, assuming the due authorization, execution and delivery of such Transaction Documents by Purchaser (to the extent Purchaser is a party thereto), each such Transaction Document constitutes a legal, valid and binding obligation of such Seller Subsidiary, enforceable against such Seller Subsidiary in accordance with their respective terms, except as such enforceability may be limited by principles of public policy, subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by each Seller Subsidiary of the Transaction Documents to which it is to become a party after the date hereof (assuming the due authorization, execution and delivery of the Transaction Documents by Purchaser (to the extent it is a party thereto)), each of such Transaction Documents will constitute a legal, valid and binding obligation of such Seller Subsidiary enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Violation; Third Party Consents. Assuming that all filings, consents, waivers, permits, approvals, orders, notices and authorizations set forth on Schedule 4.3 hereto (the “Consents”) have been obtained and the FCC Consent and all other consents of, and all registrations, qualifications, designations, declarations or filings with, any Governmental Authorities set forth on Schedule 4.4 hereto have been obtained or made, the execution and delivery by Seller of this Agreement and by each of TSG Company of the other Transaction Documents to which it is or is to become a party, the performance by each TSG Company of its obligations hereunder and thereunder and the consummation by each of TSG Company of the transactions contemplated hereby and thereby, as applicable to such party, do not and will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, material amendment, material modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of any TSG Company pursuant to, or require any TSG Company to obtain any consent or give any notice as a result of, or under, the terms or provisions of (i) the respective Organizational Documents of the TSG Companies, (ii) any Contract or Lease to which any of the TSG Companies is a party or is bound or by which any of the properties or assets of any TSG Company are subject, or (iii) any Law applicable to any TSG Company or any TSG Company’s properties or assets, or any Governmental Order issued by a Governmental Authority by which any TSG Company or any TSG Company’s properties or assets are in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 4.3, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Consents and the items described on Schedule 4.4 hereto pertain only to the purchase and sale of the Purchased Interests pursuant to this Agreement, and neither any Consent nor any Governmental Action which has not been obtained is required in connection with the Interim Asset Transfer; provided, however, that the consent of the lenders under the TSG Loans to the Interim Asset Transfer is subject to the delivery of certain documents (the “TSG Lender Deliveries”) to such lenders.

4.4 Governmental Consents. Except for the FCC Consent, no consent of, or registration, qualification, designation, declaration or filing with, any Governmental Authority (collectively, “Governmental Actions”) is required on the part of Seller in connection with the execution of and delivery of this Agreement or by any TSG Company in connection with the execution and delivery of the other Transaction Documents to which it is or is to become a party, the performance by any TSG Company of its obligations hereunder and thereunder, or the consummation by any TSG Company of the transactions contemplated hereby and thereby, except (i) as set forth on Schedule 4.4 hereto, and (ii) where the failure to obtain such consent, or to make such registration, qualification, designation, declaration or filing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.5 Capitalization. All of the issued and outstanding limited liability company membership interests of TSG are held, beneficially and of record, by Seller, free and clear of all Encumbrances, except as set forth on Schedule 4.5. All of the issued and outstanding limited liability company membership interests of TSG License Subsidiary are held, beneficially and of record, by TSG, free and clear of all Encumbrances, except as set forth on Schedule 4.5. As of the date hereof, all of the issued and outstanding limited liability company membership interests of WTAJ Newco are held, beneficially and of record, by TSG, free and clear of all Encumbrances, except as set forth on Schedule 4.5, and all of the issued and outstanding limited liability company membership interests of WTAJ License Subsidiary Newco are held, beneficially and of record, by TSG License Subsidiary, free and clear of all Encumbrances, except as set forth on Schedule 4.5. All of the issued and outstanding limited liability company membership interests of TSG PA are held, beneficially and of record, by Seller, free and clear of all Encumbrances, except as set forth on Schedule 4.5, and all of the issued and outstanding limited liability company membership interests of TSG PA License Subsidiary are held, beneficially and of record, by TSG PA, free and clear of all Encumbrances, except as set forth on Schedule 4.5. The Purchased Interests comprise one hundred percent (100%) of the issued and outstanding equity securities of TSG PA. Seller holds all legal and beneficial rights to the Purchased Interests, free and clear of all Encumbrances, except as set forth in Schedule 4.5. No TSG Company is party to any voting trust, proxy or other agreement or understanding (other than the Transaction Documents) with respect to the voting or transfer of any limited liability company membership interests of any Seller Subsidiary. The sale, conveyance, assignment, transfer and delivery of the Purchased Interests to Purchaser, as provided in this Agreement, will convey to Purchaser good and valid title to the Purchased Interests. The Purchased Interests and the limited liability company membership interests of TSG PA License Subsidiary have been duly and validly issued, are fully paid and non-assessable and have been issued in compliance with all federal and state securities laws. Except as set forth in Schedule 4.5, there are no, and have not been any, options, warrants or other rights to subscribe for or purchase any limited liability company membership interests in any Interim Transferor or Target Company or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any limited liability company membership interests in any Interim Transferor or Target Company, nor is any Interim Transferor or Target Company committed to issue any such option, warrant or other right. No Interim Transferor or Target Company has issued or outstanding, and prior to the Closing none of them will issue, any security appreciation, phantom security, profit participation or similar rights. There are no outstanding obligations of Seller Subsidiary, and, as of the Closing, there shall not be any outstanding obligations of TSG PA or TSG PA License Subsidiary, to repurchase, redeem or otherwise acquire any outstanding limited liability company membership interest or other security of the Person in question. Seller has made available to Purchaser a correct and complete copy of the limited liability company agreement of each New Company, in each case including all amendments thereto made on or prior to the date hereof.

4.6 Real and Personal Property.

(a) Schedule 4.6(a) sets forth (i) the address of all land, buildings, structures, improvements, fixtures, easements and other rights and interests appurtenant thereto, owned by the Operating Companies (other than, in the case of TSG and TSG License Subsidiary as of the date hereof, any such property used solely in connection with the operation of the NY Station)

(the “Owned Real Property”), and (ii) a true and complete list of all leases, subleases, licenses and other occupancy agreements (written or oral) (the “Leases”) pursuant to which the Operating Companies hold an interest in or the right to use or occupy, whether as a tenant, subtenant, landlord or sublandlord, any land, buildings, structures, improvements, fixtures or other real property (other than, in the case of TSG and TSG License Subsidiary as of the date hereof, any such property used solely in connection with the operation of the NY Station) (the “Leased Real Property”), and all amendments, extensions, renewals, guaranties and other agreements with respect thereto, and the address of each Leased Real Property. Seller has delivered to Purchaser a true and complete copy of each Lease document, and in the case of any oral Lease a written summary of the terms thereof.

(b) Each Operating Company (with respect to the items of Owned Real Property identified as being held by such Operating Company on Schedule 4.6(a)) has good and marketable fee simple title to such Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances. Each Operating Company (with respect to the Leased Real Property for which such Operating Company is identified as tenant, subtenant, landlord or sublandlord on Schedule 4.6(a)) has a valid and subsisting license or leasehold interest in such Leased Real Property, in each case free and clear of any Encumbrances, except for Permitted Encumbrances.

(c) No Real Property has been condemned or otherwise taken by any public authority, and no condemnation or taking of any Real Property is, to Seller’s knowledge, threatened or contemplated.

(d) No TSG Company has granted any options or entered into any contracts with others for the sale, lease or transfer of any Owned Real Property, and no Person has any right or option to acquire, or right of first refusal with respect to, any Owned Real Property or any portion thereof.

(e) The buildings and other improvements used at or in connection with the Owned Real Property do not encroach onto land adjoining any Owned Real Property or onto any easements to such an extent as would materially impair the continued use and operation of the Owned Real Property for the same uses and operations as those conducted at the present time, and such improvements or the continued use and operation of the Owned Real Property and such improvements for the same uses and operations as those by or of the TSG Companies in the ordinary course of business, consistent with past practice, and the improvements on land adjoining the Owned Real Property do not encroach onto any part of the Owned Real Property to such an extent as would materially impair the continued use and operation of the Owned Real Property in the ordinary course of business, consistent with past practice. All guy wires, guy anchors, satellite dishes, associated transmission equipment, transmitter buildings, towers, signs, main studio buildings, associated parking lots, and other buildings and other improvements related to or constituting the Owned Real Property or the Leased Real Property are all located entirely on, and within the boundaries of, the Owned Real Property or Leased Real Property, as applicable, except for such failures to be so located, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Each parcel of Real Property has direct access to and from such parcel of Real Property and publicly dedicated streets, roads or highways and such access is not dependent on any land or other real property interest which is not included in the Real Property.

(g) Except as set forth on Schedule 4.6(a), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the possession and quiet enjoyment of the Leased Real Property under such Lease by the Operating Company that is party thereto is undisturbed as of the date hereof, and to Seller’s knowledge, there are no disputes with respect to such Lease; (iii) no Seller Subsidiary, nor, to the Knowledge of Seller, any other party to such Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) no TSG Company does, or will in the future, owe any brokerage commissions or finder’s fees with respect to such Lease; (vi) no other party to such Lease is an affiliate of, or otherwise has an economic interest in, any TSG Company; and (vii) no TSG Company or other party to such Lease has licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(h) The Real Property comprises all of the real property used or otherwise related to the Business.

(i) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, including all telecommunications, computer, wiring and utility installations, included in the Real Property are in operating condition that is sufficient for the purposes for which they are held and have been maintained so as to permit the Business to operate in all material respects in accordance with the FCC Licenses and the Communications Laws.

(j) Schedule 4.6(j) hereto contains a true, correct and complete list, as of the date hereof, of all items of Tangible Personal Property owned by TSG and TSG License Subsidiary (other than any Tangible Personal Property used or held for use solely in connection with the operation of the NY Station) and having a fair market value as of the date hereof in excess of $5,000. Except as described in Schedule 4.6(j), taken together, the Operating Companies have good and valid title to the owned Tangible Personal Property that is part of the Station Assets and valid and subsisting leasehold interests in all leased Tangible Personal Property that is part of the Station Assets, in each case, free and clear of any Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 4.6(j), all of the Tangible Personal Property that is part of the Station Assets is in operating condition that is sufficient for the purposes for which it is held and has been maintained so as to permit the Business to operate in all material respects in accordance with the FCC Licenses and the Communications Laws.

4.7 Intellectual Property and Proprietary Rights.

(a) Schedule 4.7(a) hereto contains a true, correct and complete list, as of the date hereof, of all material Intellectual Property included in the Station Assets.

(b) TSG or TSG License Subsidiary owns or has a valid license or other right to use pursuant to a Contract set forth on Schedule 4.8(a) all Proprietary Rights used or held for use in or necessary to conduct the Business in the ordinary course of business, consistent with past practice (collectively, the “Business Proprietary Rights”), free and clear of any Encumbrances, other than Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of Seller, no Person is infringing upon, misappropriating or otherwise conflicting with any of the Business Proprietary Rights. Except as set forth on Schedule 4.7(b) and except as would not, individually or in the aggregate reasonably be expected, to have a Material Adverse Effect, (i) no claims have been made or, to the Knowledge of Seller, threatened contesting the validity, use, ownership, or enforceability of any Business Proprietary Rights, and, to the Knowledge of Seller, there is no reasonable basis for any such claim, and (ii) the conduct of the Business does not infringe upon, misappropriate or otherwise conflict with any Proprietary Rights or other rights of other Persons, and Seller has not received any notices regarding any of the foregoing (including, any demands or offers to license any Proprietary Rights from any other Person).

(c) The call letters for the Station and all other material Intellectual Property owned by either Operating Company and necessary for or used by the Station or the Business, have been duly applied for or registered in, filed in or issued by, as applicable, the appropriate Governmental Authority, in the name of such Operating Company, where such registration, filing or issuance is necessary for the Business. All Intellectual Property included in the Station Assets that has been registered in, filed in or issued by a Governmental Authority is so indicated on Schedule 4.7(a) hereto. All Intellectual Property registrations identified in Schedule 4.7(a) are valid, subsisting, enforceable and in good standing and all applications identified in Schedule 4.7(a) are pending without challenge (other than routine office actions that may be pending before the Patent and Trademark Office or its foreign equivalents).

(d) The computer systems and related systems, including the software, firmware, hardware, networks, interfaces, and related systems owned or used by the Operating Companies in the conduct of Business (collectively, “Business Systems”) are sufficient in all material respects to conduct the Business in the ordinary course of business, consistent with past practice. Schedule 4.7(a) contains a list and description (showing in each case any owner, licensor or licensee) of all software used by the Operating Companies in respect of the Business, except software licensed to the Operating Companies that is available in consumer retail stores or similar retail outlets and subject to “shrink-wrap” or similar consumer license agreements with a replacement cost and/or annual license fee of less than $10,000. No TSG Company has sold, licensed or otherwise disposed of any Proprietary Rights to any Person except pursuant to a Contract set forth on Schedule 4.8(a). The Business Proprietary Rights are not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(e) The consummation of the transactions contemplated hereby and by the other Transaction Documents does not and will not conflict with, alter, or impair the Operating Companies’ rights with respect to any Business Proprietary Rights or Business System and, subject to the receipt of the Consents set forth on Schedule 4.3, Purchaser will own or have a right to use the Business Proprietary Rights and the Business Systems on substantially similar terms immediately following the consummation of the transactions contemplated hereby.

Subject to the receipt of the Consents set forth on Schedule 4.3, each Contract relating to the Business Proprietary Rights or the Business Systems will continue to be valid, binding, and enforceable, and in full force and effect on substantially similar terms immediately following the consummation of the transactions contemplated hereby.

4.8 Business Contracts.

(a) Schedule 4.8(a) hereto contains a true, correct and complete list of the Contracts (whether written or oral and including all amendments thereto) of the following types to which any Seller Subsidiary is a party or by which any Seller Subsidiary or any of its assets is bound (other than solely with respect to the NY Station) (each, a “Material Business Contract”) as of the date hereof: (i) Contracts not entered into in the ordinary course of business, (ii) Contracts with more than 12 months remaining on their terms, (iii) Contracts involving Liabilities exceeding Ten Thousand Dollars ($10,000) per year or One Hundred Thousand Dollars ($100,000) in the aggregate, (iv) Leases; (v) capital or operating leases or conditional sales agreements relating to any asset used or held for use in the Business, in each case involving monthly payments in excess of Ten Thousand Dollars ($10,000); (vi) employment, employee loan, severance, consulting, separation, collective bargaining or other labor agreements (other than for employment terminable at will with no payment other than salary or wages accrued at normal rates or as required by law); (vii) Trade Agreements involving air time with a value in excess of Ten Thousand Dollars ($10,000) based upon standard rates published on the Station’s rate card as of the date hereof; (viii) Program License Agreements and network affiliation agreements; (ix) Contracts involving Proprietary Rights (other than Contracts for software licensed in consumer retail stores or similar retail outlets and subject to “shrink wrap” or similar consumer license agreements with a replacement cost and/or annual license fee of less than $10,000); (x) Contracts restricting the operation of the Business in any geographical area or restricting the use of any Proprietary Rights; (xi) Contracts with Affiliates; (xii) Contracts relating to Indebtedness; (xiii) Contracts relating to the acquisition by any Seller Subsidiary of any business or equity securities or all or substantially all of the assets of any other Person; (xiv) Contracts under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect; (xv) Contracts with respect to a settlement, conciliation or similar arrangement, the performance of which will involve payment after the Closing Date; (xvi) Contracts with respect to a partnership or joint venture; (xvii) Contracts under which a power of attorney is granted by or on behalf of any Seller Subsidiary; (xix) Contracts relating to the business or operation of WLYH or the assets, properties and rights used or held for use in connection therewith; (xx) any Contract that, if in effect on the date of this Agreement, is required to be identified on Schedule 4.25 and that relates to any MVPD headend serving (either alone or together with one or more other MVPD headends covered thereby and/or such other agreements with the operator thereof) at least 10,000 subscribers; and (xxi) Contracts material to the Business, the Station and/or the Operating Companies’ financial condition, operation or prospects.

(b) Seller has made available to Purchaser a true, correct and complete copy of each written Material Business Contract that is in effect as of the date hereof, and a written summary of the material terms of each oral Material Business Contract that is in effect as of the date hereof. Except as set forth in Schedule 4.8(b) hereto, (i) each Material Business Contract is in full force and effect and constitutes a valid, binding and enforceable obligation of the

Operating Company that is a party thereto, and, to the Knowledge of Seller, each other party thereto, in accordance with the respective terms thereof, except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (ii) under each Material Business Contract there exists no material breach or default (or event that with notice or the lapse of time, or both, would constitute a material breach or default) on the part of any Operating Company, or, to the Knowledge of Seller (by written notice), on the part of any other party thereto. No TSG Company has received any written notice of the intention of any party to terminate, or substantially reduce the volume of its purchases, sales, products or advertisements under any Material Business Contract. Except as set forth on Schedule 4.8(b), no TSG Company is in discussion regarding any amendment, modification, extension or termination of, and is not renegotiating, any Material Business Contract (other than any of the same initiated after the date hereof with regarding changes that would be permitted by Section 6.1(b)).

4.9 Business Licenses. Schedule 4.9 hereto contains a true, correct and complete list, as of the date hereof, of each Business License. Taken together, the Operating Companies hold all Licenses that are necessary to, or that is used or held for use in connection with, the conduct of the Business in the ordinary course of business, consistent with past practice, except for such Licenses which the failure to obtain or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, no loss or expiration of any Business License is pending or, to the Knowledge of Seller, threatened, other than the expiration of any Business License in accordance with the terms thereof that may be renewed (and that, if such expiration occurs prior to the Closing, will be renewed) in the ordinary course of business.

4.10 Business Employees.

(a) Schedule 4.10(a) hereto contains a true, correct and complete list, as of the date hereof, of all employees of TSG and TSG License Subsidiary who have employment duties solely relating to the Business, including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, and indicating the date of employment for the Business, current title and annual or hourly compensation of each such employee. To the Knowledge of Seller, no employee of the Business who, if he or she were employed in the Business immediately prior to the Closing, would be a Business Employee (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such Employee and any other Person other than the Operating Companies that would be material to the performance of such employee’s employment duties, or the ability of the Operating Companies to conduct the Business.

(b) Except as disclosed on Schedule 4.10(b), there are no written personnel policies, rules or procedures applicable to employees of TSG or TSG License Subsidiary. True and complete copies of all such documents have been made available to Purchaser prior to the date of this Agreement.

4.11 Employee Benefit Plans.

(a) Schedule 4.11(a) hereto contains a true, correct and complete list, as of the date hereof, of all Benefit Plans.

(b) Except as set forth in Schedule 4.11(b) hereto:

(i) each of such Benefit Plans has been maintained, funded and administered in material compliance with its own terms and in compliance in all material respects with all applicable Laws;

(ii) each of such Benefit Plans which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified and, to the Knowledge of Seller, no circumstances have occurred that would adversely affect the tax-qualified status of any such Benefit Plan;

(iii) no TSG Company or any Person at any relevant time required to be aggregated or treated as a single employer (as determined under Section 414 of the Internal Revenue Code or Section 4001 of ERISA) with any TSG Company (each, an “ERISA Affiliate”) has incurred any withdrawal liability that has not been satisfied with respect to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); no TSG Company or ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to (i) any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Internal Revenue Code, (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), or (iii) any benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA). No TSG Company or ERISA Affiliate has any Liability under Title IV of ERISA that could become a Liability of Purchaser.

(c) Except as set forth in Schedule 4.11(c) hereto, no Benefit Plan provides severance benefits to current or former employees of the Business.

(d) The TSG Companies and the ERISA Affiliates have complied and are in compliance in all material respects with the requirements of COBRA.

4.12 Sufficiency of Assets; WLYH Assets. The Operating Companies together have good and valid title to, or a valid and enforceable leasehold interest in, all property and assets, real and personal, tangible and intangible, including all real property, all Tangible Personal Property, all Proprietary Rights and all Licenses, necessary to lawfully conduct the Business, or used or held for use in connection with the Business in the ordinary course of business, consistent with past practice, in all material respects, free and clear of all Encumbrances, other than Permitted Encumbrances. Other than the FCC Licenses therefor, the Station Assets do not include any assets, properties or rights used or held for use in connection with the operation of WLYH, other than those assets, properties and rights identified on Schedule 4.12 hereto.

4.13 Financial Information.

(a) Attached to Schedule 4.13 hereto is a true, correct and complete copy of the following consolidated financial statements of the Business (collectively, the “Financial Statements”): the balance sheet as of, and the statement of income for the fiscal year ended on, each of December 31, 2003 (taken from the unaudited consolidated financial statements of Seller) and December 31, 2004 and December 31, 2005 (each taken from the audited consolidated financial statements of Seller), and the unaudited balance sheet as of, and statement of income for, the three month period ended, March 31, 2006 (the “Latest Balance Sheet Date” and the unaudited balance sheet of the Business as of March 31, 2006, the “Latest Balance Sheet”). Except as set forth in Schedule 4.13 or as noted in the Financial Statements, the Financial Statements have been prepared from the books and records of TSG and TSG License Subsidiary, in accordance with GAAP, consistently applied (except, in the case of unaudited financial statements, for normal year end adjustments and the absence of notes), and fairly present, in all material respects, the financial condition, results of operations and members’ equity of the Business, as of the respective dates thereof and for the respective periods identified therein.

(b) The books and records from which the Financial Statements are compiled are true, correct and complete in all material respects.

4.14 Absence of Changes. Except for the execution and delivery of this Agreement, the transactions contemplated hereby and as set forth on Schedule 4.14 hereto, from December 31, 2005 to the date hereof, (a) no event or events have occurred and no circumstance or circumstances have arisen that, individually or in the aggregate, have had or would be reasonably expected to have a Material Adverse Effect, and (b) no TSG Company has:

(i) amended or terminated, or had terminated, any Material Business Contract or Business License except in the ordinary course of business, consistent with past practice;

(ii) taken any action described in any of clauses (ii), (iii), (vi), (vii)(A), (vii)(C), (vii)(D), (xi), (xii)(B) and (xiii) of Section 6.1(b);

(iii) paid any bonus to any employee of the Business or granted to any employee of the Business any increase in compensation, except in the ordinary course of business, consistent with past practice; or

(iv) operated the Business other than in the ordinary course of business, consistent with past practice.

4.15 No Undisclosed Liabilities. The Operating Companies have no Liabilities other than (i) the Liabilities reflected on the Latest Balance Sheet, (ii) Liabilities of the type reflected on the Financial Statements arising after the Latest Balance Sheet Date in the ordinary course of business and consistent with past practices both in nature and amount, none of which relates to any claim for breach of contract, warranty, tort, fraud, criminal conduct or infringement, (iii) Liabilities set forth in Schedule 4.15 hereto, and (iv) Liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.16 Litigation; Governmental Orders. Except as set forth in Schedule 4.16 hereto, there are no pending Actions or, to the Knowledge of Seller, threatened Actions, by any Person or Governmental Authority against any Seller Subsidiary, the Station or WLYH. Except as set forth in Schedule 4.16 hereto, neither a Seller Subsidiary, the Station nor WLYH is named party to or bound by any Governmental Order that specifically names it.

4.17 Compliance with Laws. Except as set forth in Schedule 4.17 hereto, the TSG Companies are in compliance, in all material respects, with all Laws and Governmental Orders applicable to them, and no TSG Company has received any claim or notice that a TSG Company is not in compliance, in all material respects, with any such Law or Governmental Order(except, in the case of Seller, TSG or TSG License Subsidiary, with respect to matters relating solely to the NY Station).

4.18 FCC Matters. Schedule 4.18 hereto sets forth a list of the FCC Licenses as of the date hereof, together with the expiration date of each of the FCC Licenses. Except as set forth on Schedule 4.18 hereof:

(a) The FCC Licenses

(i) are in full force and effect in accordance with the Communications Laws and their respective terms and not subject to any conditions other than those applicable to broadcast licenses generally or as otherwise disclosed on the face of the FCC Licenses;

(ii) are unimpaired by any act or omission of any TSG Company or any of their respective officers, directors or employees; and

(iii) include all of the material licenses, permits and authorizations used in or required for the operation of the Station or WLYH under the Communications Laws as currently operated.

(b) Seller has delivered to Purchaser true and complete copies of the FCC Licenses, including any and all amendments or other modifications thereto. There are no pending applications or requests for special temporary authority with respect to the Station or WLYH. Seller knows of no fact or circumstance that would, under the Communications Laws, disqualify, preclude or materially delay the FCC’s approval of the transfer of control of the FCC Licenses to Purchaser, assuming Purchaser is fully qualified as the transferee of the FCC Licenses.

(c) Except for regularly scheduled renewal proceedings, there is not pending or, to the Knowledge of Seller, threatened:

(i) any action, proceeding, complaint, order to show cause, notice of apparent liability, notice of forfeiture, claim, or investigatory proceeding against any Seller Subsidiary, or any officer, director, or member thereof, that would materially impair the ability of the TSG Companies to effectuate the assignments and transfers of control of the FCC Licenses that are to be effected by means of the Interim Asset Transfer and the purchase and sale of the Purchased Interests pursuant to this Agreement; or

(ii) any action or proceeding by or before the FCC to revoke, suspend, terminate, cancel, rescind or modify (including a reduction in coverage area) any FCC License (other than rulemaking proceedings and proceedings affecting the broadcast industry generally) or refuse to renew any of the FCC Licenses; or

(iii) any proceeding or investigation outstanding with respect to the Station or WLYH or any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Station or WLYH.

(iv) The Station and WLYH have complied in all material respects during Seller’s direct or indirect ownership of the Station and WLYH, respectively, during the current license term, with the Communications Laws concerning limits on the duration of advertising in children’s programming, satisfaction of obligations with respect to children’s programming responsive to the educational and information needs of children and the record keeping obligations related thereto.

(v) No TSG Company is aware of any act or omission by any TSG Company that could reasonably be expected to result in a refusal by the FCC to renew any of the FCC Licenses for a full term in the normal course upon the timely filing of a complete and properly executed application for renewal and timely payment of all applicable filing fees.

(d) Each of the Station and WLYH, their respective physical facilities, electrical and mechanical systems and transmitting and studio equipment, including, all of the Station’s and WLYH’s transmitting towers are being and have been operated in all material respects in accordance with the specifications of the FCC Licenses and the Communications Laws. The Operating Companies are in compliance in all material respects with all requirements of the Federal Aviation Administration with respect to the construction and/or alteration of the Station’s and WLYH’s antenna structures, and, where required, “no hazard” determinations for each antenna structure have been obtained, and, where required, each antenna structure has been registered with the FCC. All material reports, forms and documents required to be filed by any TSG Company with the FCC with respect to the Station or WLYH have been filed and are complete and accurate in all material respects as of the date of such filings, except for such omissions, inaccuracies and failures to file as would not, individually or in the aggregate, have a Material Adverse Effect.

4.19 Taxes. Except as set forth in Schedule 4.19, the Seller Subsidiaries have paid in full or discharged all Taxes, the nonpayment of which could result in an Encumbrance on any Seller Subsidiary’s assets or the imposition of any penalty or successor liability, excepting in each case Taxes that are not yet due and payable and Taxes that are taken into account in the determination of the Purchase Price pursuant to Section 2.4 hereof.

4.20 Labor Matters.

(a) Except as set forth on Schedule 4.20(a) hereto, there is not pending or, to the Knowledge of Seller, threatened against TSG or TSG License Subsidiary, any labor dispute, strike or work stoppage that affects or interferes with the operation of the Business, and to the Knowledge of Seller, as of the date hereof, there is no organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Business. The Business has not experienced any strike, work stoppage or other similar significant labor difficulties within three (3) years preceding the date of this Agreement.

(b) Except as set forth on Schedule 4.20(b) hereto, (i) no Seller Subsidiary is a signatory or a party to, or otherwise bound by, any collective bargaining agreement which covers employees or former employees of the Business, (ii) no Seller Subsidiary has agreed to recognize any union or other collective bargaining unit with respect to any employees of the Business, and (iii) no labor organization has been certified as representing any employees of the Business.

(c) With respect to the transaction contemplated by this Agreement, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Within the past three years, no Seller Subsidiary has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Purchaser.

4.21 Environmental Matters. Except as set forth on Schedule 4.21 hereto, the Seller Subsidiaries (except, in the case of TSG and TSG License Subsidiary only for matters that not concern only the NY Station), have been at all times and are in compliance, in all material respects, with all Environmental Laws. No TSG Company has received any written communication or notice from any Person (including any Governmental Authority) that alleges that any Seller Subsidiary is not in such compliance or has any liability under Environmental Law. The Seller Subsidiaries (except in the case of TSG and TSG License Subsidiary only for matters that not concern only the NY Station), have obtained all material Environmental Permits necessary for them to hold in connection with the operation of their assets and business or the occupation of the Real Property, in each case in the ordinary course, consistent with past practice. The Seller Subsidiaries have been at all times and are in material compliance with all terms and conditions of such Environmental Permits. No TSG Company has been advised by any Governmental Authority of any potential material change in the terms and conditions of such Environmental Permits, either prior to or upon its renewal. There are no Environmental Claims: (a) pending or, to the Knowledge of Seller, threatened, against any Seller Subsidiary; or (b) (i) to the Knowledge of Seller, pending or threatened against any Person whose liability for any Environmental Claim any Seller Subsidiary has or may have retained or assumed, either contractually, by operation of law or otherwise, (ii) pending or, to the Knowledge of Seller, threatened or arising out of or related to any property currently leased or operated by Seller or any of its Affiliates or (iii) pending or, to the Knowledge of Seller, threatened or arising out of or related to any property formerly owned, leased or operated by TSG or any of its Affiliates. There have been no Releases, treatment, storage, disposal, or exposure of persons to or, to the Knowledge of Seller, threatened Releases of any Hazardous Materials so as to form the basis of any Environmental Claim against or liability (contingent or otherwise) of any Seller Subsidiary, or against any Person whose liability for any Environmental Claim any Seller Subsidiary has or may have retained or assumed either contractually, by operation of law or otherwise. No Seller Subsidiary has operated, installed, or used, and the Real Property does not contain any of the following: (a) underground improvements, including treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, (b) a dump or landfill; (c) filled in land; (d) wetlands; (e) PCBs; (f) mold; or (g) asbestos-containing materials. With respect to any real property formerly owned, operated, or leased by any Seller Subsidiary, no portion of such property was used as a dump or landfill, at any time during or prior to such Seller Subsidiary’s ownership, operation, or tenancy of such real property. Seller has furnished to Purchaser all reports, assessments, audits and other documents materially bearing on environmental, health or safety matters of the Seller Subsidiaries or the Station or WLYH, any property currently or formerly owned or operated by any Seller Subsidiary, the Business, the Station or WLYH that are in their possession or under their reasonable control. Notwithstanding any other provision of this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.21 (including as the same are certified pursuant to Section 7.1(i)) are the only representations and warranties given by Seller with respect to environmental matters or with respect to Environmental Laws or Environmental Claims; provided that the absence of any such other representations or warranties shall not be construed to limit Seller’s liability for Retained Liabilities, including violations of Environmental Laws and Environmental Claims that are or give rise to Retained Liabilities.

4.22 Insurance. Schedule 4.22 sets forth all policies of insurance covering the Operating Companies, the Station or the Station Assets. All such policies are in full force and effect and all premiums due thereunder have been paid. No Seller Subsidiary has received written notice of cancellation of any such insurance policies. Except as set forth on Schedule 4.22, there have been no material claims by any Seller Subsidiary within the past 24 months under any of such policies as to which coverage has been denied by the underwriters of such policies. No Seller Subsidiary has suffered any involuntary cancellation of any existing insurance policy relating to its business and assets in the past three years.

4.23 Affiliate Transactions. Neither Seller nor any Affiliate of Seller currently provides or causes to be provided any products or services used or useable in the Business or is a party to any arrangement or Contract with either Operating Company.

4.24 No Broker. Other than for the fees and disbursements payable to Daniels and Associates, whose fees shall be paid by Seller, no investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Seller, TSG or TSG License Subsidiary who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

4.25 Cable Television Matters. Schedule 4.25 sets forth the following items (a) through (d):

(a) a list of all multichannel video programming distributors, including cable systems, SMATV, open video systems, MMDS, MDS and DBS systems (hereinafter “MVPDs”) that carry the Station’s or WLYH’s signal, and the channel on which the Station’s or WLYH’s signal is carried;

(b) a list of all MVPDs in the Johnstown/Altoona, PA DMA or the Lancaster, PA DMA to which the Station or WLYH, as applicable, has provided a must-carry notice or retransmission consent notice in accordance with the provisions of the Communications Laws for the three-year period ending December 31, 2008, including a detailed description of the disposition and current status of each such must-carry or retransmission consent notice;

(c) a list of all retransmission consent and/or copyright indemnification Contracts entered into with any MVPD in the Johnstown/Altoona, PA DMA or the Lancaster, PA DMA with respect to the Station or WLYH, as applicable, for the three-year period ending December 31, 2008, and the expiration date for each such Contract; and

(d) a list of all retransmission consent and/or copyright indemnification Contracts entered into with any MVPD other than an MVPD in the Johnstown/Altoona, PA DMA or the Lancaster, PA DMA with respect to the Station or WLYH, as applicable, as of the date of this Agreement and the expiration date for each such Contract.

Seller has delivered to Purchaser true and complete copies of all material notices, Contracts, correspondence and other items described in clauses (a) through (d) above of this Section 4.25. Except as set forth on Schedule 4.25, consummation of the transactions contemplated hereunder will not require Consent of any Person with respect to carriage pursuant to a retransmission consent agreement on any MVPD identified on Schedule 4.25. The Station’s signal is carried on substantially all of the cable systems serving the Johnstown/Altoona, PA DMA (or in the case of WLYH, the Lancaster, PA DMA) (as defined by A.C. Nielsen & Co. or its successor) pursuant to the retransmission consent agreements set forth in Schedule 4.25 and the Seller Subsidiaries have no liability to any Person arising under or in respect of the performance of the Station’s or WLYH’s cable or satellite carriage agreements, including copyright royalties (except as listed on Schedule 4.25). Each retransmission consent agreement is in full force and effect, and to the Knowledge of Seller, there is no reason that a cable system operator or satellite program service provider may terminate such carriage during its current term. To Sellers’ Knowledge, since January 1, 2006, there has been (a) no change in the Station’s or WLYH’s carriage or channel position on any MVPD and (b) no written notification to the Station or to WLYH that the Station or WLYH, as applicable, may not be entitled to carriage on any MVPD either because the Station or WLYH, as applicable, fails to meet the requisite signal strength for such status or the Station or WLYH, as applicable, would be considered a distant signal under the cable compulsory copyright license, 17 U.S.C. § 111.

4.26 Program Runs. With respect to each Program License Agreement that is in effect as of the date hereof, the “Available Runs” specified on Schedule 4.26 is the number of unused exhibitions pursuant to the cash portion, if any, of such Program License Agreement as of the corresponding date specified on such schedule.

4.27 CBS Affiliate Agreement. The TSG Companies have complied in all material respects with the CBS Affiliation Agreement and neither any TSG Company nor, to Seller’s Knowledge, CBS is in default under the CBS Affiliation Agreement. TSG, TSG License Subsidiary and the Interim Transferors have full legal power and authority to assign their rights under the CBS Affiliation Agreement in the Interim Asset Transfer, on terms and conditions no less favorable than those in effect prior thereto, and such assignment resulting from the Interim Asset Transfer will not affect the validity, enforceability and continuity of the CBS Affiliation

Agreement. Furthermore a change in control of the applicable party will not affect the validity, enforceability and continuity of the CBS Affiliation Agreement.

4.28 Digital Build-Out and Operation. The Station and WLYH have been assigned digital channels 32 (the Station) and 23 (WLYH), respectively, by the FCC for the provision of digital television service. The construction of the digital facilities for each of the Station and WLYH have been completed at full authorized power, and the License Company has filed an application for a covering license with the FCC.

4.29 Public File; Reports. To the Knowledge of Seller, all documents required by the FCC to be maintained in the Station’s or WLYH’s Public File (as defined by the Communications Laws) are contained therein.

4.30 New Companies. As of the date of this Agreement, no New Company has conducted any business, operations or activity or has any Liability, and (other than the limited liability company membership interests of TSG PA License Subsidiary, which are owned by TSG PA) no New Company owns or leases any asset or property.

4.31 Full Disclosure. To the Knowledge of Seller, neither this Agreement nor any of the other Transaction Documents (a) contains or will contain as of the Closing Date any untrue statement of fact or (b) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

4.32 Limitations on Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE FINANCIAL PERFORMANCE OR RESULTS OF THE OPERATIONS OF THE BUSINESS AFTER THE CLOSING.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

5.1 Organization. Purchaser is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly authorized, qualified or licensed to do business as a foreign corporation, and is in good standing, under the Laws of each state or other jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those states and jurisdictions where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby.

5.2 Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (A) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (B) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery of the other Transaction Documents to which it is a party by Purchaser at the Closing and, assuming the due authorization, execution and delivery of the other Transaction Documents by each TSG Company that is a party thereto, each of the other Transaction Documents will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (X) the effect of any applicable Laws of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally, and (Y) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3 No Violation. Assuming that all Consents set forth on Schedule 4.3 hereto have been obtained and all registrations, qualifications, designations, declarations or filings with any Governmental Authorities set forth on Schedule 4.4 hereto have been made, the execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby, will not conflict with or violate in any material respect, constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, give rise to any right of termination, amendment, modification, acceleration or cancellation of any material obligation or loss of any material benefit under, result in the creation of any Encumbrance other than a Permitted Encumbrance on any of the assets or properties of Purchaser pursuant to, or require Purchaser to obtain any Consent as a result of, or under, the terms or provisions of (i) the Organizational Documents of Purchaser, (ii) any Contract to which Purchaser is a party or is bound or by which any of its assets is bound, or (iii) any Law applicable to Purchaser or any of its assets, or any Governmental Order issued by a Governmental Authority by which Purchaser or any of its assets is in any way bound or obligated, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not, individually, or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.4 Governmental Consents. Except for the FCC Consent, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Documents to which it is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby except where the failure to obtain such consent, waiver, approval, order or authorization, or to make such registration, qualification, designation, declaration or filing, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

5.5 FCC Matters. Purchaser is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Station under the Communications Laws. Purchaser knows of no fact that would, under existing Law, including the Communications Laws (a) disqualify Purchaser as a transferee of the FCC Licenses or as the owner and operator of the Station or (b) cause the FCC to fail to approve in a timely fashion the application for the FCC Consent. No waiver of the Communications Laws is necessary to be obtained for the grant of the applications for the transfer of control of the FCC Licenses to Purchaser, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions contemplated by this Agreement.

5.6 Availability of Funds. On the date hereof, Purchaser has sufficient available borrowing capacity under its existing credit facilities to consummate the transactions contemplated by this Agreement.

5.7 Investment Purpose; Investment Company. Purchaser is acquiring the Purchased Interests for investment for its own account and not with a view to the sale or distribution of any part thereof within the meaning of the Securities Act. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests and is capable of bearing the economic risks of such investment; provided that Seller is entitled to rely on the foregoing representation solely with respect to its compliance with registration requirements under federal and state securities laws and not for any other purpose. Purchaser is not an “investment company” as defined in the Investment Company Act of 1940, as amended. Purchaser is an “accredited investor” as defined in Rule 501 promulgated by the Securities and Exchange Commission pursuant to the Securities Act.

ARTICLE 6

COVENANTS AND AGREEMENTS

6.1 Conduct of Business.

(a) At all times during the period commencing upon the execution and delivery of this Agreement by Seller and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless Purchaser shall otherwise consent in writing, and except as otherwise required to comply with its express obligations hereunder or as set forth on Schedule 6.1 hereto, Seller shall (and shall cause the Seller Subsidiaries to) (i) use commercially reasonable efforts to conduct the operations of the Business in the ordinary course of business, consistent with past practice (including with respect to the level and frequency of capital and promotional expenditures), (ii) use commercially reasonable efforts to preserve and maintain the goodwill of the Business and the current relationships of Operating Companies with officers, employees, customers, suppliers and others with significant and recurring business dealings with the Business, (iii) use commercially reasonable efforts to maintain all Business Licenses and FCC Licenses in full force and effect, (iv) maintain the books of account and records of the Business in the usual, regular and ordinary manner, consistent with past practices, (v) use commercially reasonable efforts to maintain the Tangible Personal Property and the Real Property in operating condition that is sufficient for the purposes for which it is held, and to replace any material item of equipment which shall be worn out, broken, lost, stolen or destroyed, to the extent such equipment would have been replaced in the ordinary course of business, consistent with past practice, (vi) give prompt notice to Purchaser (x) if any TSG Company receives written notice or obtains Seller’s Knowledge of any facts or conditions that individually, or in the aggregate, do or would reasonably be expected to (1) result in a Material Adverse Effect or (2) cause or constitute a material breach of any of Seller’s representations, warranties and covenants set forth herein or (y) if any TSG Company is subject to any Action before the FCC, (vii) conduct the Business in accordance with the Communications Laws and other applicable Law, in each case, in all material respects, (viii) use commercially reasonable efforts to maintain all material Business Proprietary Rights free of any claims of abandonment, loss, lapse, unenforceability or invalidity, and (ix) furnish to Purchaser copies of all reports, applications, amendments and other documents submitted to the FCC after the date of this Agreement, within ten (10) days after any such submission has been made.

(b) Without limiting the foregoing, at all times during the period commencing upon the execution and delivery of this Agreement by Seller and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, unless Purchaser shall otherwise consent in writing, and except as otherwise required to comply with its express obligations hereunder or as set forth on Schedule 6.1 hereto, Seller shall not take (and shall cause TSG and TSG License Subsidiary (each to the extent such actions relate to the Business, the Station or WLYH) and each New Company to not take) any of the following actions:

(i) change or agree to rearrange in any material respect the character of the Business or enter into any Program License Agreement or Trade Agreement other than (A) Program License Agreements, so long as the payments required after the Effective Time under all such Program License Agreements entered into after the date hereof do not exceed $100,000 for all such Program License Agreement in the aggregate and, as to each such Program License Agreement (1) no “barter” consideration is to be provided by the Station, and (2) the percentage of the available runs under such Program License Agreement that are unused as of the Effective Time is not less than the percentage of the cash payments under such Program License Agreement that first become due and payable after the Effective Time, and (B) Contracts under which all obligations of Seller Subsidiaries (other than obligations for which Purchaser receives an adjustment pursuant to Section 2.4) will be performed prior to the Closing Date;

(ii) adopt, enter into or amend any arrangement which is, or would be, a Benefit Plan unless otherwise required by applicable Law, in which case notice thereof shall be provided to Purchaser within a reasonable time thereafter;

(iii) make any material change in its accounting methods or practices, or make any material changes in depreciation or amortization policies or rates, made or adopted by it, except for any changes in the accounting methods or practices or any changes in depreciation or amortization policies or rates, made or adopted in order to conform with GAAP or, at Purchaser’s request and at Seller’s option, the policies or procedures of Purchaser and its Affiliates;

(iv) employ or commit to employ any person or increase any wage, salary, bonus or other direct or indirect compensation payable or to become payable to any of the employees, or make any accrual for or commitment or agreement to make or pay the same, other than the employment or commitment to employ persons and increases in wages, salary, bonuses or other direct or indirect compensation made in the ordinary course of business, consistent with past practice, and those required by any existing Contract identified on Schedule 6.1 or by Law;

(v) implement any employee layoffs of employees of the Business that could implicate the WARN Act;

(vi) make any payment or commitment to pay any severance or termination pay to any employee, other than payments or commitments to pay such employees set forth on Schedule 6.1;

(vii) (A) sell, abandon, license or make any other disposition of any assets or properties other than assets that are disposed of in the ordinary course of business, consistent with past practice, and that are replaced with assets of equal or greater value and utility to the Business or other than in the Interim Asset Transfer; (B) grant or incur any Encumbrance on any assets or properties, other than Permitted Encumbrances; or (C) amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;

(viii) except in the ordinary course of business, consistent with past practice, incur or assume any debt, obligation or Liability, other than in the Interim Asset Transfer;

(ix) amend, delete, terminate, modify or permit to expire without renewal any Business License, unless such Business License is no longer required for the operation of the Business in the ordinary course of business, consistent with past practice;

(x) terminate or modify, or enter into, any Material Business Contract, (except as provided in Section 6.1(b)(i)) or terminate, modify, or enter into, any retransmission consent or copyright indemnification Contract which relates to any MVPD headend serving (either alone or together with one or more other MVPD headends covered thereby and/or such other agreements with the operator thereof) more than 1,000 subscribers;

(xi) merge or consolidate with any Person, or acquire a material amount of assets or any ownership interests or other securities of any other Person, except as contemplated as part of the Interim Asset Transfer;

(xii) (A) voluntarily incur or permit to be incurred any Liability outside the ordinary course of business, other than in the Interim Asset Transfer or (B) waive any right under, any material Liability, litigation or obligation owing to a Seller Subsidiary;

(xiii) make any commitment for capital expenditures to be paid after the Closing, other than commitments which do not exceed $100,000 in the aggregate;

(xiv) issue any note, bond, or other debt security or create, incur, assume or guarantee any Indebtedness, other than relating to the TSG Loans in the Interim Asset Transfer;

(xv) cause or permit, by any act or failure to act, any of the FCC Licenses to expire or to be surrendered or modified, or take any action which might result in, or would cause the FCC or any other Governmental Authority to institute proceedings for, the suspension, revocation or adverse modification of any of the FCC Licenses, or fail to prosecute with reasonable due diligence any pending applications to any Governmental Authority, or take any other action within its control which would result in the Station or WLYH being in noncompliance in any material respect with the requirements of the Communications Laws (or those of any other Governmental Authority having jurisdiction);

(xvi) amend or terminate the limited liability company agreement or certificate of formation of WTAJ Newco or WTAJ License Subsidiary Newco prior to the completion of the Interim Asset Transfer, amend or terminate the limited liability company agreement or certificate of formation of either Target Company, or transfer or otherwise dispose of any limited liability company membership interest of any New Company;

(xvii) in the case of any New Company: (A) prior to the effective time of the Interim Asset Transfer, conduct any business, operations or activity (other than entering into the Interim Transfer Documents), incur any Liability (other than its obligations to perform the Interim Transfer Documents to which it is a party), or acquire any asset or property, or (B) from and after the effective time of the Interim Asset Transfer, conduct any activity other than the Business;

(xviii) in the case of TSG and TSG License Subsidiary, from and after the time of the Interim Asset Transfer, conduct any part of the Business or any other activities with respect to the Station; or

(xix) enter into any binding agreement with respect to any of the foregoing.

Notwithstanding anything to the contrary contained herein, at all times during the period commencing upon the execution and delivery of this Agreement by Seller and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to and in accordance with the terms of Section 8.1 hereof, (1) the Seller Subsidiaries shall be entitled in their sole discretion to make cash distributions in any amount in respect of their respective limited liability company membership interests to the holders thereof, (2) Seller shall be entitled to repay and prepay such amounts in respect of its Indebtedness (including the TSG Loans) as it shall elect in its sole discretion, and (3) the Seller Subsidiaries shall be permitted to consummate the Interim Asset Transfer.

6.2 Access and Information. At all times during the period commencing upon the execution and delivery of this Agreement by Seller and terminating upon the earlier to occur of the Closing or the termination of this Agreement pursuant to, and in accordance with, the terms of Section 8.1 hereof, Seller shall (and shall cause the Seller Subsidiaries to) permit Purchaser, its financing sources and its and their respective authorized agents and representatives to have reasonable access, upon reasonable notice and during normal business hours, to the TSG Companies and all relevant books, records and documents of or relating to the Business and the New Companies; provided, that the foregoing do not unreasonably disrupt the business of Seller, TSG and TSG License Subsidiary; provided, further, that Purchaser will bear any and all costs of obtaining such access. Purchaser and its authorized agents and representatives shall be given reasonable access, upon reasonable notice and during normal business hours, to the employees, suppliers, customers and others having business dealings with the Business, with Seller having the right to have an agent or representative of TSG present at all such meetings, such access not to unreasonably disrupt the Business. Except as expressly provided herein, none of Purchaser, its financing sources and its or their respective agents or representatives shall (other than in the ordinary course of their respective businesses or in preparation for Closing and the operation of the Business thereafter) contact in any manner whatsoever any of the employees, customers, suppliers or others having business dealings with the Business, without the express prior written consent of Seller.

6.3 Further Actions.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Seller shall (and shall cause the Seller Subsidiaries to), and Purchaser shall, each use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated hereby, including: (i) subject to Section 6.3(b) and Section 6.4 hereto, obtaining all necessary Licenses, Consents and Governmental Orders from third parties to the extent required by any Law, any Business Contract or any Business License required in connection with the transactions contemplated hereby, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have vacated or reversed any stay or temporary restraining order entered by any Governmental Authority prohibiting or otherwise restraining the consummation of the transactions contemplated hereby, (iii) responding to any request of a Governmental Authority for information and (iv) executing and delivering any additional instruments, certificates and other documents reasonably necessary or reasonably advisable to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement. The parties further understand and agree that none of the parties shall knowingly take (and Seller shall not knowingly cause or permit any Seller Subsidiary to take) any action that is inconsistent with the foregoing or would have the effect of delaying or hindering the consummation of the transactions contemplated hereby. Seller shall (and shall cause the Seller Subsidiaries to) use commercially reasonable efforts to obtain all Consents without any change in the terms of any Business Contract or Business License; provided, however, that no TSG Company will agree to, and Purchaser shall not be required to accept, any changes in the terms of any Business Contract or Business License or any condition to the granting of any such Consent that could impose any cost or Liability on Purchaser or a Target Company (other than any Liability to the extent an adjustment for such Liability is made in Purchaser’s favor pursuant to Section 2.4) or reduce the rights or benefits to Purchaser or a Target Company thereunder. Notwithstanding anything to the contrary contained herein, neither Purchaser nor any TSG Company shall be required to pay or incur any cost or expense to obtain any Consent with respect to any Business Contract or Business License that it is not otherwise required to pay or incur pursuant to the terms of the related Business Contract or Business License.

(b) The purchase and sale of the Purchased Interests as contemplated by this Agreement are subject to the FCC Consent. Seller and Purchaser shall use commercially reasonable efforts to prepare (or cause its appropriate Affiliate(s) to prepare) and, within ten (10) Business Days after the execution and delivery of this Agreement by Purchaser, file with the FCC appropriate applications for the FCC Consent. The parties shall thereafter cooperate to prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the FCC Consent as expeditiously as practicable. Each party will promptly provide to the other party a copy of any pleading, order or other document served on it or any of its Affiliates relating to such applications (but no party shall have any obligation to take any steps to satisfy complainants, if any, which steps would substantially impair or diminish rights under the FCC Licenses or otherwise impose an unreasonable burden on a party). Purchaser and Seller shall oppose any petitions to deny or other objections filed with respect to the applications for any FCC Consent and any requests for reconsideration or review of any FCC Consent; provided, however, that no party shall have any obligation to participate in an evidentiary hearing on the application. If the FCC Consent imposes any condition on any party hereto, such party shall use its commercially reasonable efforts to comply (and to cause its Affiliates, as applicable, to comply) with such condition; provided, however, that neither Purchaser nor any TSG Company shall be required hereunder to comply with any condition that, alone or together with one or more other such conditions, would be unduly burdensome, is not customary (or that is not customarily imposed on a similarly-situated party) in transactions of the type contemplated by this Agreement or could reasonably be expected to have a material adverse effect upon the Business, such Person or any affiliated entity.

(c) If the Closing shall not have occurred for any reason within the original time period for consummating the transfer of control of the FCC Licenses pursuant to the FCC Consent, and no party shall have terminated this Agreement under Article 8, the parties shall jointly request, and use commercially reasonable efforts, subject to the limitations in Section 6.3(b), to obtain an extension of the time period for consummating the transfer of control of the FCC Licenses pursuant to the FCC Consent. No extension of the time period for consummating the transfer of control of the FCC Licenses pursuant to the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Article 8.

(d) Seller shall (or shall cause the Seller Subsidiaries to) take commercially reasonable steps to address, rectify, complete or fix any deficiencies, inaccuracies, omissions and errors with respect to the FCC Licenses and other matters relating to the Communications Laws identified on Schedule 6.3(d) prior to the Closing Date.

6.4 HSR Act Filing. If authorization under the HSR Act is required in order lawfully to consummate the transaction contemplated hereby, Seller and Purchaser agree to (a) file or cause to be filed with the U.S. Department of Justice (“DOJ”) and Federal Trade Commission (“FTC”) within seven (7) calendar days after the execution and delivery of this Agreement by Purchaser all filings, if any, that are required in connection with the transactions contemplated hereby under the HSR Act; (b) submit to the other party, prior to filing, their respective HSR Act filings to be made hereunder and to discuss with the others any comments the reviewing party may have; (c) cooperate with each other in connection with such HSR Act filings, which cooperation shall include furnishing the others with any information or documents that may be reasonably required in connection with such filings; (d) promptly file, after any request by the FTC or DOJ and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (e) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder and, to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ.

6.5 Fulfillment of Conditions by Seller. Seller shall not knowingly take or cause to be taken, or fail to use commercially reasonable efforts to take or cause to be taken, any action that would cause the conditions to the obligations of Seller or Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled at or prior to the Closing, including by taking or causing to be taken, or failing to use commercially reasonable efforts to take or cause to be taken, any action that would cause the condition set forth in Section 7.1(a) not to be satisfied. Seller shall take, or cause to be taken, all commercially reasonable actions to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to Purchaser’s and Seller’s obligations to consummate the transactions contemplated hereby as set forth in Section 7.1 and Section 7.2 hereof.

6.6 Fulfillment of Conditions by Purchaser. Purchaser shall not knowingly take or cause to be taken, or fail to use commercially reasonable efforts to take or cause to be taken, any action that would cause the conditions to the obligations of Seller or Purchaser to consummate the transactions contemplated hereby to fail to be satisfied or fulfilled, including by taking or causing to be taken, or failing to use commercially reasonable efforts to take or cause to be taken, any action that would cause the condition set forth in Section 7.2(a) not to be satisfied. Purchaser shall take, or cause to be taken, all commercially reasonable actions to cause to be satisfied or fulfilled, at or prior to the Closing, the conditions precedent to the obligations of Purchaser and Seller to consummate the transactions contemplated hereby as set forth in Section 7.1 and Section 7.2 hereof.

6.7 Confidentiality; Publicity. Purchaser acknowledges and agrees that it is party to a Non-Disclosure Agreement with Seller and TSG dated October 31, 2005 (the “Non-Disclosure Agreement”), with respect to Evaluation Material (as defined in the Non-Disclosure Agreement) provided by Seller and TSG to Purchaser, and that such Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms, including with respect to any Evaluation Material (as defined in the Non-Disclosure Agreement) provided by Seller and TSG to Purchaser pursuant to Section 6.2 of this Agreement or otherwise. Notwithstanding the foregoing Seller acknowledges that Purchaser’s ultimate parent company may be required to file or make certain public disclosure as required by the Securities Act In that connection Seller and Purchaser shall reasonably cooperate to make any disclosure required by the Securities Act or other applicable Law.

6.8 Exclusivity.

(a) Until the earlier of the Closing or such date as this Agreement is terminated pursuant to, and in accordance with, the terms of Section 8.1, Seller shall not directly or indirectly initiate, solicit, negotiate, accept or discuss any proposal or offer (an “Acquisition Proposal”) to acquire all or any portion of the Purchased Interests or all or any significant part of the assets of the Business, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (a “Competing Acquisition”), or provide any nonpublic information to any third party where it is reasonable to believe such third party would use such information in connection with an Acquisition Proposal, or enter into any contract, arrangement or understanding with respect to an Acquisition Proposal or a Competing Acquisition or requiring Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Seller represents that Seller is not a party to or bound by any agreement with respect to an Acquisition Proposal or Competing Acquisition other than under this Agreement and the other Transaction Documents, other than any such agreement that has been terminated or has expired. Notwithstanding the foregoing, nothing contained herein shall prohibit the sale of the assets of the NY Station and related liabilities by Seller or any of its Affiliates, including the sale and assignment of such assets and related liabilities to wholly-owned indirect subsidiaries of Seller and the merger of such subsidiaries with wholly-owned subsidiaries of Seller and the sale of such assets and liabilities to any Person.

(b) On the date hereof, each of George Lilly, Barry Baker, Michael Granados, Boston Ventures Limited Partnership VI, a Delaware limited partnership (“BVLP VI”), Alta Communications VIII, L.P., a Delaware limited partnership (“ACVIII”), Alta/SJL Northeast Corporation, a Delaware corporation (“Alta Corp.”), and Alta-Comm. VIII S by S, LLC, a Delaware limited liability company (“Alta S by S” and, together with ACVIII and Alta Corp., “Alta”, and collectively, George Lilly, Barry Baker, Michael Granados, BVLP VI and Alta are referred herein as the “Restricted Group”)) are executing and delivering to Purchaser a counterpart of the Exclusivity; Confidentiality; Non-Compete and Non-Solicit Agreement in the form attached hereto as Exhibit K (each an “Exclusivity; Confidentiality; Non-Compete and Non-Solicit Agreement”).

6.9 Transaction Costs. Except as otherwise provided in this Agreement, Purchaser shall pay (and Purchaser shall hold Seller, TSG, TSG License Subsidiary and, prior to the Effective Time, TSG PA and TSG PA License Subsidiary harmless in respect of) all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that it incurs in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Seller, TSG and TSG License Subsidiary shall pay (and Seller shall hold Purchaser and, from and after the Effective Time, TSG and TSG License Subsidiary harmless in respect of) all transaction costs and expenses (including legal, accounting and other professional fees and expenses) that any TSG Company incurs in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including all stamp, transfer and similar taxes, FCC filing fees or other charges levied by any Governmental Authority, and all other costs associated with the Interim Asset Transfer. Purchaser, on one hand, and Seller, on the other hand, shall pay one half (1/2) of the fees and costs of any stamp, transfer or similar tax associated with the transfer of the Purchased Interests from Seller to Purchaser pursuant to this Agreement, and one half (1/2) of all FCC and HSR Act filing fees and all other charges levied by any Governmental Authority in connection with the purchase and sale of the Purchased Interests. Seller and Purchaser shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer Taxes which become payable as a result of the transfer of the Purchased Interests from Seller to Purchaser pursuant to this Agreement. All amounts for which Seller is liable pursuant to this Section 6.9 shall constitute Retained Liabilities, except to the extent that adjustment therefor is made in Purchaser’s favor pursuant to Section 2.4.

6.10 Retention and Delivery of Seller Records. For a period of five years after the Closing and subject to non-disclosure obligations in confidentiality agreements, attorney-client privilege and other similar privileges and disclosure restrictions imposed by Law or any Governmental Order on any party hereto or such party’s Affiliates, the parties hereto will, and will cause each of their respective Affiliates to, permit the other party hereto and its Affiliates, during reasonable business hours and upon reasonable notice, to review any books, records or documents of any or all of the TSG Companies that are in the possession of the requested party or its Affiliates for any purpose reasonably related to the interest of such requesting party and its Affiliates, and shall permit the requesting party and its Affiliates, at their cost and expense, to make copies of specific portions of any such books, records or other materials relevant to the purpose for which such review is conducted; provided, that all such access shall be, at the option of the providing party, with representatives of the providing party present. If any party hereto or any of its Affiliates chooses to dispose of any such books, records, or other materials during such five-year period, such party shall give notice to that effect to the other party not fewer than 30 days in advance of such destruction and, if so requested by such other party, will surrender such books, records or other materials to such other party.

6.11 Employees and Employee Benefit Matters.

(a) Seller shall cause each Business Employee other than those Business Employees listed on Schedule 6.11, to be transferred to WTAJ Newco on or prior to the Closing Date. Effective as of the Closing, Purchaser shall offer employment to each such Business Employee transferred to WTAJ Newco at the same salary or hourly rate as in effect immediately prior to the Closing and on such other terms and conditions as are substantially similar in the aggregate to the terms and conditions of employment of similarly situated employees of Nexstar Broadcasting Group, Inc. (“NXST”) and its Subsidiaries. All such Business Employees who accept such offer are referred to as the “Assumed Employees.” Nothing shall prohibit Purchaser after the Closing from terminating the employment of any Assumed Employee for any lawful reason or without reason. Effective as of the Closing, Purchaser shall grant to each Assumed Employee past service credit for such employee’s service with Seller or its affiliates and with any predecessor employer, to the extent that service with Seller or its affiliates or the predecessor is (to the extent consistent with TSG’s practices prior to the date hereof) credited under any analogous Benefit Plan as of the Closing; Purchaser shall grant such past service credit for all purposes, other than for purposes of benefit accrual under any defined benefit retirement plan, under every “employee benefit plan” as defined in Section 3(3) of ERISA and every other compensation arrangement sponsored by, maintained by or contributed to by Purchaser or NXST and its Subsidiaries for similarly situated employees as of the Closing Date, provided that such service crediting does not result in any duplication of benefits.

(b) Effective immediately prior to the Closing, except with respect to the sick, personal and vacation leave liabilities assumed by Purchaser pursuant to Section 6.11(c), Seller shall take all actions as may be necessary to assume sponsorship of, and shall assume and retain all Liabilities arising under or in connection with, all Benefit Plans. Purchaser shall offer and provide “Continuation Coverage” to any “Qualified Beneficiary” who is covered by a “Group Health Plan” sponsored or contributed to by TSG or any entity required to be combined with TSG (within the meaning of Sections 414(b) or (c) of the Internal Revenue Code) and who has experienced a “Qualifying Event” or is receiving “Continuation Coverage” on or prior to the Closing Date and who is or was an employee of the Business or who is or was the spouse or dependent of such employee immediately prior to the “Qualifying Event” most recently giving rise to the obligation to provide Continuation Coverage. “Continuation Coverage, “ “Qualified Beneficiary, “ “Qualifying Event” and “Group Health Plan” all shall have the meanings given such terms under Section 4980B of the Internal Revenue Code and Section 601 et seq. of ERISA.

(c) Purchaser shall assume and be responsible for any liabilities with respect to accrued sick and personal leave and earned vacation time (which accrued sick and personal leave and vacation time shall be subject to proration and adjustment in Purchaser’s favor to the extent provided for in Section 2.4(a) above) by any Assumed Employees as of the Closing Date.

(d) Seller shall be responsible for and shall pay all amounts owed to any Business Employees for services performed prior to the Closing, except in respect of Assumed Employees for accrued sick leave, accrued personal leave and accrued vacation pay to the extent provided in Section 6.11(c). Notwithstanding the foregoing, however, after the Closing, Purchaser shall be solely responsible for wages, benefits and any employment related claims brought by any Business Employee against Purchaser or TSG by reason of Purchaser’s acts or omissions in connection with such employment or the termination thereof, to the extent any such Liability is attributable to the period commencing after the Closing Date. Seller shall be responsible for and shall pay all amounts owed under its severance policy to any Business Employee who does not become an Assumed Employee as of the Closing Date, including a Business Employee listed on Schedule 6.11.

(e) Purchaser shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the WARN Act arising out of the transactions contemplated herein, or otherwise at any time on or after the Closing Date; provided, however, that, prior to the Closing Date, Seller shall have supplied to Purchaser a list of employee layoffs, by location, implemented by any TSG Company in the 90-day period immediately preceding the Closing Date. Seller shall be solely responsible for any and all liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under the

WARN Act arising anytime before the Closing Date, and after the Closing Date only to the extent caused in whole or in part by Seller’s material breach of its obligations under this Section 6.11(e).

(f) Nothing contained herein shall preclude Seller from paying stay bonuses to any employee of the Business in Seller’s sole discretion. Any Liability arising out of or relating to any such stay bonuses shall constitute Liabilities of Seller only and not of any Seller Subsidiary.

(g) All Liabilities for which Seller is responsible pursuant to this Section 6.11 shall constitute Retained Liabilities.

This Section 6.11 shall operate exclusively for the benefit of the parties to this Agreement (and, after the Closing, the Target Companies) and not for the benefit of any other Person, including any current, former or retired employee of the Business or spouse or dependents of such Persons. Nothing contained herein, whether express or implied, is intended to confer upon any employee of the Business or any respective legal representative of any such employee, any additional rights or remedies, including any right of employment for any period of any nature or kind whatsoever under or by reason of this Agreement.

6.12 Control of the Station. Nothing in this Agreement shall give Purchaser the right, directly or indirectly, control, supervise or direct, or attempt to control, supervise or direct, the operations of the Station prior to the Closing; those operations, including complete control and supervision of all of the Station’s programs, employees and policies, shall be the sole responsibility of Seller.

6.13 Financial Statements. During the period beginning on the date of execution and delivery of this Agreement by Seller and ending at the earlier of the termination of this Agreement or immediately prior to the Closing Date, Seller shall provide Purchaser no later than forty-five (45) days of the end of each calendar month (commencing with the month of April, 2006), the consolidated unaudited balance sheet and unaudited income statement as of the end of, or for, such month, as applicable, for the Business (“Monthly Interim Financial Statements”) and (ii) within forty-five (45) days of the end of each fiscal quarter (commencing with the fiscal quarter ending on June 30, 2006), the consolidated unaudited balance sheet and the unaudited statement of income for such fiscal quarter for the Business (the “Quarterly Interim Financial Statements”, and, together with the Monthly Interim Financial Statements, the “Interim Financial Statements”). Upon delivery, the Interim Financial Statements will be true and correct in all material respects, will be prepared in accordance with GAAP consistently applied (except for the absence of footnotes and usual and customary year-end adjustments), and will present fairly in all material respects the financial condition of Business as of the respective dates thereof and the results of operations of the Business for the respective periods identified therein.

6.14 Confidentiality. Following the Closing Date until the second anniversary of the Closing Date, Seller will (and will cause of its agents and representatives to) treat and hold as confidential any confidential or proprietary information with respect to the Station and WLYH (the “Confidential Information”) and refrain from using any of the Confidential Information except to the extent such information (a) is or becomes publicly known or enters the public domain (other than through breach of this Agreement or any Exclusivity; Confidentiality; Non-Compete and Non-Solicit Agreement by the respective parties (other than the Purchaser) thereto or other duty or obligation of confidentiality), (b) is required to give effect to the transactions contemplated by this Agreement and for its financial and tax reporting purposes, or (c) subject to the following sentence, is required to be disclosed under applicable Law. In the event that Seller (or any of its agents or representatives) is requested or required pursuant to any applicable Law or written or oral question or request for information or documents in any Action to disclose any such Confidential Information, Seller will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 6.14. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is required by Law to disclose any such Confidential Information to any Person, Seller may disclose the Confidential Information to such Person without being in breach of the provisions of this Section 6.14; provided, however, that Seller shall use its commercially reasonable efforts to inform Purchaser of such disclosure in writing prior to making any such disclosure and to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall reasonably designate and disclose only such portion of the Confidential Information required to be disclosed. Notwithstanding the foregoing provisions of this Section 6.14(a), Seller may disclose Confidential Information (y) to its legal counsel, accountants and agents on a need-to-know basis (provided that any such Person shall be informed of the confidential nature of such information and Seller shall cause such Person to comply with the provisions of this Section 6.14 and (z) to the extent reasonably required in any Action between the parties.

6.15 Non-Compete. Following the Closing Date until the third anniversary of the Closing Date, Seller shall not directly or indirectly own, manage, operate, control or otherwise engage in any Competitive Business (as defined herein). “Competitive Business” shall mean the commercial television broadcasting business in the Johnstown/Altoona, PA DMA.

6.16 Non-Solicit. For a period of two years from and after the date of execution and delivery of this Agreement by Seller, Seller shall not directly or indirectly, solicit for employment or hire any employee of the Business (other than any individuals identified on Schedule 6.16) other than for employment in the Business; provided, however, that the provisions of this Section 6.16 will not prohibit Seller from engaging in general solicitations of employment by means of any public advertising media not directed at employees of the Business or any hiring that results from any such solicitation.

6.17 Enforcement. Each Person that is bound by Section any of Sections 6.14 through 6.16 acknowledges and agrees (with respect to those Sections by which it is bound) that: (i) the covenants set forth in such Sections are reasonably limited in both time and geographical scope and in all other respects; (ii) the covenants set forth in such Sections are reasonably necessary for the protection of Purchaser; (iii) Purchaser would not have entered into this Agreement but for the covenants of such Person contained in such Sections; (iv) the covenants contained in such Sections have been made to induce Purchaser to enter into this Agreement; (v) if the final judgment of a court of competent jurisdiction declares that any term or provision of any such Section is invalid or unenforceable, then the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed; (vi) in the event of any breach of any provision of such Section, money damages would be inadequate and Purchaser would have no adequate remedy at law; and (vii) accordingly, in the event of a breach or a threatened breach by such Person of any of the provisions of any such Section, Purchaser, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

6.18 Bank Pay-off Amount. No later than five (5) Business Days before the Closing Date, Seller shall deliver to Purchaser a pay-off letter from the Bank of New York setting forth the Bank Pay-off Amount.

6.19 Title Insurance and Surveys. Seller shall use its commercially reasonable efforts to assist Purchaser in obtaining as soon as practicable, and in any event, at least thirty (30) days prior to Closing, for each Owned Real Property, a survey, conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Survey and in a form reasonably satisfactory to Purchaser, and an ALTA Owner’s title insurance commitment issued by a title insurer reasonably satisfactory to Purchaser (respectively, the “Surveys” and the “Title Commitments”), and proposing to insure fee simple title to each Owned Real Property in the name of Purchaser as of the Closing, subject only to Permitted Encumbrances. Seller shall provide Purchaser’s title company with any owner’s affidavit, indemnity or other assurances reasonably requested by Purchaser’s title company to issue the Title Policies. Purchaser shall pay all fees, costs and expenses with respect to the Survey, the Title Commitments and the Title Policies.

6.20 Use of Names. Following the Closing Date, Seller shall immediately cease (and from and after the Interim Transfer Date, will cause TSG and TSG License Subsidiary to cease) all use of all Marks included in the Station Assets (other than and the name “Television Station Group”) and all derivations, combinations and translations thereof and all Marks similar thereto.

6.21 Interim Asset Transfer. Notwithstanding any other provision to the contrary contained herein, (a) on the day prior to the Closing Date, Seller shall cause the Seller Subsidiaries to enter into the Interim Transfer Documents and to consummate the Interim Asset Transfer in accordance with the Interim Asset Transfer Documents, and (b) prior to the consummation of the Interim Asset Transfer, Seller shall, and shall cause each of its subsidiaries, as applicable, to execute and deliver to the lenders under the TSG Loans the TSG Lender Deliveries.

6.22 Waiver of Final Order. After the FCC Consent has been granted, Purchaser will request that its financing sources waive their requirement that the FCC Consent become a Final Order before such financing sources provide financing to the Purchaser for the consummation of the transactions contemplated hereby. If such financing sources waive such requirement that the FCC Consent become a Final Order on terms that are acceptable to Purchaser, then Purchaser shall waive in writing the portion of the requirement in Section 7.1(f) hereof that the FCC

Consent shall have become a Final Order, so long as Seller agrees to, and does, enter into an unwind agreement with respect to the transactions to occur in connection with the Closing, in the form requested by such financing sources. Purchaser shall not have any liability to Seller as a result of a decision by Purchaser’s financing sources not to waive their requirement that the FCC Consent become a Final Order before such financing sources provide financing to the Purchaser for the consummation of the transactions contemplated hereby or Purchaser’s refusal to waive the finality requirement set forth in Section 7.1(f) if the terms of any such waiver by such financing sources are not acceptable to Purchaser.

6.23 Katz Master Agreement. No later than thirty (30) days after the later of (a) the date of execution and delivery of this Agreement by Purchaser or (b) the first date on which TSG License Subsidiary is entitled to make the election to notify Katz Communications, Inc., a Delaware corporation (“Katz”), to make the Accelerated Katz Payment, Seller will cause TSG License Subsidiary to notify Katz, to accelerate all of the unpaid installments payable to TSG License Subsidiary pursuant to Section 4(b) (the “Accelerated Katz Payment”) of that certain Master Agreement, dated August 18, 2005, by and between Katz and TSG License Subsidiary (the “Katz Agreement”) as provided in Section 4(c) of the Katz Agreement. Upon receipt of the Katz Accelerated Payment, Seller shall notify Purchaser of its receipt thereof, and no later than 5 Business Days thereafter, Seller shall cause TSG License Subsidiary to pay to Purchaser 63.8%% of such Accelerated Katz Payment in cash by wire transfer of immediately available funds to the account of Purchaser specified to Seller by Purchaser. In addition, if the Closing occurs after receipt of the installment described in Section 4(b)(ii) of the Katz Agreement, the Fixed Purchase Price will be reduced by $134,262.63 Seller hereby makes to Purchaser with respect to the Katz Agreement all of the representations and warranties set forth in Section 4.8(b) of this Agreement except that the term “Material Business Contracts” in such provision shall be substituted with the term “the Katz Agreement”; provided that the representations and warranties made under this Section 6.23 with respect to the Katz Agreement shall be made as of the date hereof and the Closing Date. In addition, Seller represents and warrants that (i) none of the scheduled payments specified in clauses 4(b)(ii) through (v) of the Katz Agreement have already been paid in full or in part to Seller or any other party, or have otherwise become not payable, cancelled, terminated, modified, reduced or altered; provided, however, that if the Closing occurs after receipt of the installment described in Section 4(b)(ii) of the Katz Agreement and the Fixed Purchase Price is reduced by $134,262.63 pursuant to this Section 6.23, then the representation contained in this clause (i) as made on the Closing Date shall apply only to the payments specified in clauses 4(b)(iii) through (v) of the Katz Agreement, (ii) there has been no amendment, modification, termination or waiver by Seller or TSG License Subsidiary with respect to the right to be paid and receive any such scheduled payment or with respect to TSG License Subsidiary’s ability or right to accelerate such scheduled payments pursuant to Section 4(b) of the Katz Agreement, (iii) none of the transactions contemplated by the Transaction Documents shall terminate or adversely affect or materially alter Seller’s or TSG License Subsidiary’s right to be paid and receive any such scheduled payment or TSG License Subsidiary’s ability or right to accelerate such scheduled payments pursuant to Section 4(b) of the Katz Agreement. Furthermore, Seller covenants and agrees that it shall not agree (and will not cause or permit TSG License Subsidiary to agree) to any amendment, modification, waiver, cancellation, termination or alteration of the Katz Agreement such that the representations and warranties with respect to the Katz Agreement in this Section 6.23 will not be true and correct in any respect.

ARTICLE 7

CLOSING CONDITIONS

7.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions at the Closing contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Purchaser in writing:

(a) All representations and warranties of Seller contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications set forth therein) shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be so true and correct as of such date only) except for changes which are permitted or contemplated pursuant to this Agreement or to the extent that the failure of such representations and warranties contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by Seller at or prior to the Closing and the each Person of the Restricted Group shall have performed and complied in all material respects with all the covenants and agreements required by the Exclusivity; Confidentiality; Non-Compete and Non-Solicit Agreement that each such Person has entered into during the period between the date hereof and the Closing and, without limiting the foregoing, the Interim Asset Transfer shall have been consummated in compliance with the Interim Transfer Documents.

(c) There shall be in effect no Law or Governmental Order issued by a Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement or the Interim Transfer Documents or requiring the payment of damages or other remedy by Purchaser, any of its Affiliates or either Target Company if such transactions are consummated, and there shall be no Action pending or threatened in which any such Governmental Order is sought or threatened to be sought.

(d) Seller shall have delivered to Purchaser all of the certificates, instruments and other documents required to be delivered by Seller at or prior to the Closing pursuant to Section 3.2 hereof.

(e) Seller shall have delivered to Purchaser written evidence of the Consents and approvals listed on Schedule 7.1(e), which shall be in full force and effect and reasonably satisfactory to Purchaser.

(f) The FCC Consent shall be in effect, shall contain no condition or conditions of a type with which Purchaser is not required to comply pursuant to the proviso to the final sentence of Section 6.3(b), and shall have become a Final Order.

(g) To the extent authorization is required under the HSR Act in order to lawfully consummate the transactions contemplated hereby, the waiting period under the HSR Act shall have expired or terminated without adverse action by the DOJ or the FTC to prevent the Closing and there shall not be pending any action or request for information instituted by the FTC or the DOJ under the HSR Act.

(h) Provided Purchaser shall have submitted written requests in customary form to the title company and surveyors referred to in Section 6.19 soliciting such Title Commitments and Surveys within five (5) Business Days after the date Purchaser executes and delivers this Agreement and shall have thereafter diligently pursued obtaining the same, Purchaser shall have received (i) the Surveys in accordance with Section 6.19 hereof, and (ii) title insurance policies in accordance with the Title Commitments, with all endorsements reasonably requested by Purchaser, insuring Purchaser’s fee simple title to each Owned Real Property, subject only to Permitted Encumbrances (the “Title Policies”).

(i) Seller shall have delivered to Purchaser a certificate of Seller certifying the fulfillment of the conditions set forth in (A) Section 7.1(a) and 7.1(b) hereof and (B) Section 7.1(j) hereof.

(j) Since the date of this Agreement, no event or events shall have occurred and no circumstance or circumstances shall have arisen that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

7.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions at the Closing contemplated by this Agreement are subject to the satisfaction or fulfillment at or prior to the Closing of the following conditions, any of which may be waived in whole or in part by Seller in writing:

(a) All representations and warranties of Purchaser contained in this Agreement (disregarding all materiality and Material Adverse Effect qualifications set forth therein) shall be true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be so true and correct in all material respects as of such specified date only) except to the extent that failure of the representation and warranties of Purchaser contained in this Agreement to be so true and correct at and as of the Closing (or in respect of any representation or warranty that is expressly made as of a specified date, as of such date only) would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement and perform its obligations under the Transaction Documents.

(b) Purchaser shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) There shall be in effect no Law or Governmental Order issued by a Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting or restraining the consummation of the transactions contemplated by this Agreement or requiring the payment of damages or other remedy by Purchaser or any of its Affiliates if such transactions are consummated, and there shall be no Action pending or threatened in which any such Governmental Order is sought or threatened to be sought.

(d) Purchaser shall have delivered to The Bank of New York, as agent, the Bank Pay-off Amount, if any, and to Seller, the Closing Cash Payment and all of the certificates, instruments and other documents required to be delivered by Purchaser at or prior to the Closing pursuant to Section 2.7 hereof and Section 3.3 hereof.

(e) The FCC Consent shall be in effect, shall contain no provision with which Seller or TSG or TSG License Subsidiary is not required to comply pursuant to the proviso to the final sentence of Section 6.3(b), and shall have become a Final Order.

(f) To the extent authorization is required under the HSR Act in order to lawfully consummate the transactions contemplated hereby, the waiting period under the HSR Act shall have expired or terminated without adverse action by the DOJ or the FTC to prevent the Closing and there shall not be pending any action or request for information instituted by the FTC or the DOJ under the HSR Act.

(g) Purchaser shall have delivered to Seller a certificate of Purchaser certifying the fulfillment of the conditions set forth in Sections 7.2(a) and 7.2(b) hereof.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

(a) by written agreement of Seller and Purchaser at any time prior to the Closing;

(b) after execution and delivery of this agreement by Purchaser, by Seller, if both (i) (1) Seller is not in default or breach of any provision in this Agreement such that the closing condition set forth in Section 7.1(a) or Section 7.1(b), as applicable, would not be satisfied and (2) no Person that is a member of the Restricted Group is in default or breach of any provision in the Exclusivity; Confidentiality; Non-Compete and Non-Solicit Agreement that such Person has entered into such that the closing condition set forth in Section 7.1(b) would not be satisfied, and (ii) Purchaser is in default or breach of any provision in this Agreement such that the closing condition set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied; provided that such termination shall only be effective on the thirtieth (30th) day after notice of such default or breach is delivered to Purchaser, and then only if such default or breach and all consequences thereof to Seller have not been remedied within such thirty (30) day period; provided, further, that if such termination is the result of a default or breach of Section 5.5 by Purchaser, such termination shall only be effective on the sixtieth (60th) day after notice of such default or breach is delivered to Purchaser, and then only if such default or breach and all consequences to Seller have not been remedied within such sixty (60) day period; and, provided, further, such termination shall be effective immediately if such termination is the result of a default or breach of Section 2.7 by Purchaser;

(c) after execution and delivery of this Agreement by Purchaser, if both (i) Purchaser is not in default or breach of any provision in this Agreement such that the closing condition set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not be satisfied, and (ii)(1) Seller is in default or breach of any provision in this Agreement such that the closing condition set forth in Section 7.1(a) or Section 7.1(b), as applicable, would not be satisfied (provided that such termination shall only be effective on the thirtieth (30th) day after notice of such default or breach is delivered to Seller, and then only if such default or breach and all consequences thereof to Purchaser have not been remedied with such thirty (30) day period), and/or (2) any Person that is member of the Restricted Group is in default or breach in any material respect of any provision in the Exclusivity; Confidentiality; Non-Competition and Non-Solicit Agreement to which such Person is a party (provided that such termination shall only be effective on the thirtieth (30th) day after notice of such default or breach is delivered to such Person and Seller, and then only if such default or breach and all consequences thereof to Purchaser have not been remedied with such thirty (30) day period);

(d) after execution and delivery of this Agreement by Purchaser, by either Seller or Purchaser, if the Closing has not occurred on or prior to 5:00 p.m. (New York time) on March 31, 2007 (the “Termination Date”); provided, however, (i) that the right to terminate this Agreement pursuant to this Section 8.1(d) is not available to Seller if Seller’s default or breach of any provision in this Agreement would result in or cause the failure of the condition set forth in Section 7.1 or 7.2 to be satisfied by such time and (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) is not available to Purchaser if Purchaser’s default or breach of any provision in this Agreement would result in or cause the failure of the condition set forth in Section 7.1 or 7.2 to be satisfied by such time;

(e) by either Seller or, after execution and delivery of this Agreement by Purchaser, Purchaser, if any Governmental Authority with jurisdiction over such matters shall have issued a final and nonappealable Governmental Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or if the application for the FCC Consent is designated for a hearing; provided, however, (i) that the right of Purchaser to terminate this Agreement pursuant to this Section 8.1(e) is not available to Purchaser if Purchaser’s default or breach of any provision in this Agreement results in or causes such Governmental Order or other action or such party is not in compliance with its obligations under Section 6.3 or Section 6.6 and (ii) that the right of Seller to terminate this Agreement pursuant to this Section 8.1(e) is not available to Seller if Seller’s default or breach of any provision in this Agreement results in or causes such Governmental Order or other action or any such party is not in compliance with its obligations under Section 6.3 or Section 6.5; or

(f) by Seller, if the Option Agreement is terminated prior to the execution and delivery of this Agreement by Purchaser.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either or both of Purchaser and/or Seller pursuant to Section 8.1 hereof, prompt written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto, but subject to, and without limiting any of the rights of the parties specified herein in the event a party is in default or breach in any material respect of its obligations under this Agreement. If this Agreement is terminated as provided herein:

(i) None of the parties hereto nor any of their respective partners, directors, officers, shareholders, members, employees, agents, or Affiliates shall have any liability or further obligation to the other parties or any of their partners, directors, officers, shareholders, members, employees, agents or Affiliates pursuant to this Agreement with respect to which termination has occurred, except for Seller or Purchaser, as the case may be (but not including Seller’s or Purchaser’s partners, directors, officers, shareholders, members, employees, agents, or Affiliates); except as provided in Section 8.2(b) and with respect to liability for any breach by any party of its covenants or agreements set forth in this Agreement or the Exclusivity; Confidentiality; Non-Competition and Non-Solicitation Agreement to the extent such Person is a party thereto.

(ii) All filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the Person to which made.

(b) (i) If this Agreement is terminated by Seller other than under the circumstances described in Section 8.2(b)(ii), or if this Agreement is terminated by Purchaser, then and in that event, the Deposit Letter of Credit if then held by the Escrow Agent (and/or any cash held by the Escrow Agent in lieu thereof) shall be returned to Purchaser (and Seller shall, upon the request of Purchaser, execute and deliver to the Escrow Agent, a joint written instruction to so deliver the Deposit Letter of Credit (and/or any cash held by the Escrow Agent in lieu thereof) to Purchaser). If this Agreement is terminated by Purchaser (after execution and delivery of this Agreement by Purchaser) pursuant to Section 8.1(c) (including at a time when Purchaser has the right to terminate this Agreement pursuant to any other provision of Section 8.1), Purchaser shall be entitled, as Purchaser’s sole and exclusive remedy for the related breach or default by Seller in any respect of the representations, warranties, covenants, certifications, agreements or obligations set forth in this Agreement (but in addition to the return of the Deposit Letter of Credit and/or any cash held by the Escrow Agent, as provided in the preceding sentence), to recover from the TSG Companies Purchaser’s reasonable costs and expenses (including legal, accounting and other professional fees and expenses) incurred in connection with (1) its “due diligence” investigation of the Station and the Business, negotiating, executing, delivering and performing this Agreement and the other Transaction Documents, including preparing for the consummation of the purchase of the Purchased Interests and the operation of the Business thereafter, the financing of such purchase or otherwise in connection with this

Agreement and the transactions contemplated hereby and (2) reasonable costs and expenses (including legal, accounting and other professional fees and expenses) incident to any Action in enforcing this provision; provided that Purchaser’s right to damages or any other remedy in respect of this Agreement and the transactions contemplated hereby shall not be so limited if Seller breaches its obligations under Section 6.8 if Seller willfully breaches any other provision of this Agreement or if BVLP VI breaches its obligations under Section 2.2 of the Exclusivity; Confidentiality; Non-Compete; and Non-Solicitation Agreement to which it is a party, and in such events Purchaser shall be entitled to such remedies as may be available to it at law or in equity.

(ii) If this Agreement is terminated by Seller pursuant to Section 8.1(b) (A) at any time when each condition set forth in Article 7 (other than any condition that will be satisfied by the delivery by Seller at the Closing of documents that Seller is prepared to deliver and capable of delivering, or that would be satisfied by the delivery by Purchaser at the Closing of documents, or that is not satisfied solely by reason of Purchaser’s default or breach of this Agreement) has been satisfied or (B) as a result of a breach or default by Purchaser of Section 5.5, 6.3, 6.4 or 6.6 hereof, then and in that event, Seller shall have the right to receive the Purchase Price Deposit Amount as liquidated damages and as the exclusive remedy of Seller as a consequence of Purchaser’s breach or default (which aggregate amount the parties agree is a reasonable estimate of the damages that will be suffered by Seller as a result of the breach or default by Purchaser and does not constitute a penalty, the parties hereby acknowledging the inconvenience and nonfeasibility of otherwise obtaining an adequate remedy) and Purchaser shall, upon the request of Seller, execute and deliver to the Escrow Agent a joint written instruction to so deliver the Purchase Price Deposit Amount to Seller pursuant to the Letter of Credit Escrow Agreement.

(c) Without limiting the generality of the foregoing, or any applicable Law, neither Purchaser, on the one hand, nor Seller, on the other hand, may rely on the failure of any condition precedent set forth in Article 7 to be satisfied as a ground for termination of this Agreement by such party if such failure was caused by such party’s failure to act in good faith, or a breach of or failure to perform its or their (as applicable) representations, warranties, covenants or other obligations in accordance with the terms hereof.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Seller.

(a) After the Closing, Seller hereby agrees to indemnify and hold Purchaser, the Target Companies and their respective successors and permitted assigns (collectively, the “Purchaser Indemnitees”) harmless against and with respect to, and shall pay (or cause to be paid by joint instructions to the Escrow Agent) to the Purchaser Indemnitees the amount of any and all Losses of any Purchaser Indemnitee arising out of, relating to or based on:

(i) any breach of (A) any representation, warranty or certification made by Seller or any Seller Subsidiary pursuant to this Agreement or any of the other

Transaction Documents or made in any certificate, schedule, exhibit, document or instrument delivered by any of them to Purchaser hereunder or thereunder (including, without limitation, the certificate(s) to be delivered pursuant to Section 7.1(i) hereof), or (B) any breach by Seller or any Seller Subsidiary or failure by any of them to perform any covenant by it set forth in the Transaction Documents;

(ii) the Retained Liabilities;

(iii) any obligation or Liability for any payment to be made by Seller pursuant to Section 2.5(b);

(iv) the absence of any Consent, other than the FCC Consent and the Consents described on Schedule 7.1(e);

(v) any Liability arising out of or relating to the operation of the Business prior to the Effective Time, except to the extent of any adjustment for such Liability made in Purchaser’s favor pursuant to Section 2.4; and

(vi) any and all reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or reasonably incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(b) Seller’s obligation to indemnify the Purchaser Indemnitees pursuant to Section 9.1(a) shall be subject to all of the following limitations:

(i) No indemnification shall be required to be made by Seller as the Indemnifying Party under Section 9.1(a)(i)(A) in respect of Losses described only in Section 9.1(a)(i)(A) and not in any other provision of Section 9.1(a) (the “Limited Losses”) until the aggregate amount of all Settled Claims of the Purchaser Indemnitees as Claimant with respect to the Limited Losses exceeds Three Hundred Fifty Thousand Dollars ($350,000) (the “Deductible”), at which time indemnification shall be made by Seller as the Indemnifying Party with respect to the Limited Losses for all Settled Claims of the Purchaser Indemnitees as Claimant to the extent they exceed the Deductible; provided, however, that the foregoing limitation shall not apply with respect to any claim for a breach of the representations, warranties and certifications set forth in Sections 4.1, 4.2, 4.3(i), 4.5, 4.18 and 4.24 (such representations, warranties and certifications, the “Exempt Representations”); provided, further, that in view of the limitation of the Deductible and the Indemnification Cap, it is agreed that, (x) each representation, warranty or certification described in Section 9.1(a)(i)(A) containing materiality qualifiers or the concept of Material Adverse Effect will be deemed to be breached or inaccurate if (1) such materiality and Material Adverse Effect qualifications in such representation, warranty or certification were disregarded and (2) such representation, warranty or certification as modified pursuant to clause (1) above would be breached or inaccurate, and (y) in determining the amount of any resulting remedy to be provided to any Purchaser Indemnitee (following a determination of a breach or inaccuracy pursuant to clause (x) above), the concept of Material Adverse Effect and all materiality qualifications contained in such representations, warranties and certifications shall be disregarded; provided, further, that the provisions of the foregoing clause (x) shall not apply with respect to any claim for indemnification pursuant to Section 9.1(a)(i)(A) arising out of, relating to or based on the certificate delivered pursuant to Section 7.1(i)(B) hereof. In no event shall Seller be obligated for indemnification or to hold harmless the Purchaser Indemnitees with respect to the Limited Losses to the extent the aggregate amount of the Limited Losses exceeds Five Million Dollars ($5,000,000) (the “Indemnification Cap”); provided, however, that the foregoing limitation shall not apply with respect to any claims for breaches of the Exempt Representations. Notwithstanding anything to the contrary contained herein, the aggregate amount of indemnification payments by Seller as the Indemnifying Party to the Purchaser Indemnitees as Claimant (A) for breaches of the Exempt Representations as Claimant under Section 9.1(a)(i)(A) and (B) pursuant to Sections 9.1(a)(i)(B) and 9.1(a)(ii) through (vi), together with the aggregate amount of all Settled Claims subject to the Indemnification Cap, shall not exceed an amount equal to the Final Purchase Price.

(ii) The Purchaser Indemnitees shall be entitled to indemnification only for those Losses arising with respect to any claim as to which such Purchaser Indemnitee has given Seller written notice within the appropriate time period set forth in Section 10.1 hereof for such claim; provided, however, that the obligation to provide indemnification pursuant to this Section 9.1 shall survive with respect to any such claim until resolution thereof.

(iii) All of a Purchaser Indemnitee’s damages sought to be recovered under Section 9.1(a) hereof shall be net of (i) any insurance proceeds actually received by such Purchaser Indemnitee as Claimant (it being agreed that such damages will include the cost incurred to obtain any such proceeds and/or any resulting increase in insurance premiums), with respect to the events giving rise to such damages, and (ii) any tax benefits finally and actually received by such Purchaser Indemnitee in connection with such events.

(iv) Following the Closing, the sole and exclusive remedy for Purchaser Indemnitees for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement contained herein or in any of the other Transaction Documents or otherwise arising out of or in connection with the transactions contemplated by this Agreement or the operation of the Business shall be a claim for indemnification pursuant to this Section 9.1; provided, however, that nothing herein shall be deemed to limit any rights or remedies that any Purchaser Indemnitee may have for fraud or intentional or willful misconduct. Any provision of this Section 9.1 shall not, however, prevent or limit a cause of action under Section 6.17 or Section 9.5 to obtain an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions of this Agreement or any Transaction Document.

(v) Anything in this Agreement to the contrary notwithstanding, except as otherwise provided in applicable Law, it is understood and agreed by Purchaser that, other than with respect to Seller, no member, representative, partner, director, officer, employee or agent of Seller shall have (i) any personal liability to Purchaser as a result of the breach of any representation, warranty, covenant or agreement of Seller contained herein, in any other Transaction Document or otherwise arising out of or in connection with the transactions contemplated hereby (provided, however, that each Person that is a party to an agreement entered into pursuant to Section 6.8(b) shall have liability for a breach or default thereof by such Person) or thereby or the operations of the Business (except for claims of fraud or intentional or willful misconduct) or (ii) any personal obligation to indemnify Purchaser for any of Purchaser’s claims pursuant to Section 9.1(a), and Purchaser releases such parties to the extent described in this Section 9.1(b)(v).

9.2 Indemnification by Purchaser.

(a) After the Closing, Purchaser hereby agrees to indemnify and hold Seller and its successors and permitted assigns (collectively, the “Seller Indemnitees”) harmless against and with respect to, and shall pay to the Seller Indemnitees the amount of any and all Losses of any Seller Indemnitee arising out of, relating to or based on:

(i) any breach of any representation or warranty made by Purchaser pursuant to, or any failure by Purchaser to perform any covenant of Purchaser set forth in, this Agreement, any of the other Transaction Documents or any certificate, schedule, exhibit, document or instrument delivered by Purchaser to Seller hereunder or thereunder;

(ii) any obligation or Liability for any payment to be made by Purchaser pursuant to Section 2.5(b); and

(iii) any and all reasonable out-of-pocket costs and expenses, including reasonable legal fees and expenses, incident to any action, suit, proceeding, claim, demand, assessment or judgment incident to the foregoing or reasonably incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

Seller expressly agrees that Purchaser shall have no obligation to maintain the legal existence of either or both of the Target Companies separate from that of Purchaser from and after the Closing, that Purchaser may liquidate, dissolve and or merge out of existence either or both of the Target Companies at any time on or after the Closing Date, and that Purchaser will have no liability to Seller or any of its Affiliates arising out of any such action that Purchaser may elect to take.

(b) Purchaser’s obligation to indemnify the Seller Indemnitees pursuant to Section 9.2(a) shall be subject to all of the following limitations:

(i) The Seller Indemnitees shall be entitled to indemnification only for those damages arising with respect to any claim as to which such Seller Indemnitee has given Purchaser written notice within the appropriate time period set forth in Section 10.1 hereof for such claim; provided, however, that the obligation to provide indemnification under this Section 9.2 shall survive with respect to any such claim until resolution thereof.

(ii) All of a Seller Indemnitee’s damages sought to be recovered under Section 9.2(a) hereof shall be net of (i) any insurance proceeds actually received by such Seller Indemnitee as Claimant (it being agreed that such damages will include the cost incurred to obtain any such proceeds and/or any resulting increase in insurance premiums), with respect to the events giving rise to such damages, and (ii) any tax benefits finally and actually received by such Seller Indemnitee in connection with such events.

(iii) Following the Closing, the sole and exclusive remedy for the Seller Indemnitees for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement contained herein or in any of the other Transaction Documents or otherwise arising out of or in connection with the transactions contemplated by this Agreement shall be a claim for indemnification pursuant to this Section 9.2; provided, however, that nothing herein shall be deemed to limit any rights or remedies that any Seller Indemnitee may have for fraud or intentional or willful misconduct. Any provision of this Section 9.2 shall not, however, prevent or limit a cause of action under Section 9.5 to obtain an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions of this Agreement or any Transaction Document.

(iv) Anything in this Agreement to the contrary notwithstanding, except as otherwise provided in applicable Law, it is understood and agreed by Seller that, other than with respect to Purchaser, no shareholder, member, representative, director, officer, employee, agent or Affiliate of Purchaser shall have (i) any personal liability to Seller as a result of the breach of any representation, warranty, covenant or agreement of Purchaser contained herein, in any other Transaction Document or otherwise (except for fraud or intentional or willful misconduct) or (ii) any personal obligation to indemnify Seller for any of Seller’s claims pursuant to Section 9.2(a) and Seller releases such parties to the extent described in this Section 9.2(b)(iv). In addition, neither TSG nor TSG License Subsidiary shall have any Liability to Seller with respect to any representation warranty, certification or covenant of TSG or TSG License Subsidiary set forth in any Transaction Document, and Seller releases such parties to the extent described in this sentence.

9.3 Procedure for Indemnification. The procedure for indemnification shall be as follows:

(a) The party claiming indemnification (the “Claimant”) shall promptly as possible after it has actual knowledge of any claim give notice to the party from which indemnification is claimed (the “Indemnifying Party”) of any such claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim, the amount thereof, estimated in good faith, and the method of computation of such claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification claim shall have occurred. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) Business Days after written notice of such action, suit, or proceeding was given to Claimant. No delay in or failure to give a notice of claim by Claimant pursuant to this Section 9.3(a) will adversely affect any of the other rights or remedies that Claimant has under this Agreement, or alter or relieve the Indemnifying Party of its obligations to indemnify the Claimant, except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay (including by causing the Escrow Agent to pay) to the Claimant the full amount of the claim, subject to the terms hereof (including Sections 9.1(b) and 9.2(b)). If the Claimant and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedies at law or equity, as applicable, subject to the limitations of Sections 9.1(b) and 9.2(b). Any claim for indemnity pursuant to this Article 9 with respect to which (i) the Claimant and the Indemnifying Party agree as to its validity and amount, (ii) a final judgment, order or award of a court of competent jurisdiction deciding such claim has been rendered, as evidenced by a certified copy of such judgment, provided that such judgment is not appealable or the time for taking an appeal has expired, (iii) any settlement permitted by this Section 9.3 among the involved parties or (iv) the Indemnifying Party has not given written notice to the Claimant disputing such claim in whole or in part within thirty (30) days of receiving notice thereof, is referred to as a “Settled Claim.”

(c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim with counsel selected by the Indemnifying Party and reasonably acceptable by Claimant; provided, that before the Indemnifying Party assumes control of such defense it must first agree in writing (in form and substance reasonably satisfactory to Claimant) to be responsible (with no reservation of any rights) for all Losses (subject to the limitations set forth in Section 9.1 and Section 9.2) relating to such Claim. The Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control of the defense of any third-party claim, then the Claimant may defend through counsel of its own choosing and (so long as it gives the Indemnifying Party at least fifteen (15) days’ prior written notice of the terms of any proposed settlement thereof and permits the Indemnifying Party to then undertake the defense thereof) settle such claim, action or suit, and to recover from the Indemnifying Party the amount of such settlement or of any judgment and the costs and expenses of such defense. No party shall compromise or settle any third party claim, action or suit without the prior written consent of the Claimant; provided, however, if such compromise or settlement relates only to monetary amounts and provides for the unconditional and full release of the Claimant from all liability in connection with such claim, then the Indemnifying Party may settle such claim without the Claimant’s consent as long as the Indemnifying Party is responsible for and pays the full amount of such claim (notwithstanding any limitation set forth in Section 9.1(b) or 9.2(b)) and the settlement of such claim: (i) if Claimant is a Purchaser Indemnitee, could not reasonably be expected to adversely affect the Business, (ii) does not relate to Taxes or any FCC License, (iii) does not involve criminal allegations and (iv) does not contain an admission of wrongdoing on the part of the Claimant.

(d) The Indemnifying Party that has assumed such defense shall: (i) conduct the defense of such claim actively and diligently and keep the Claimant informed of material developments in such claim at all stages thereof; (ii) promptly submit to the Claimant copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received or filed in connection therewith; (iii) permit the Claimant and its counsel to confer with the Indemnifying Party and its counsel with respect to the conduct of the defense thereof; and (iv) permit the Claimant and its counsel a reasonable opportunity to review all legal papers to be submitted prior to their submission.

(e) Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any such claim, if (i) there exists a conflict of interest which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Claimant and the Indemnifying Party in such action, (ii) the claim involves relief other than monetary damages, such as any criminal, injunctive or other equitable penalty or relief that would be binding upon the Claimant, (iii) the claim for indemnification relates to or arises in connection with any criminal action or any FCC Licenses or, in the case of a Purchaser Indemnitee, could be reasonably be expected to adversely affect the Business (taking into account such Purchaser Indemnitee’s rights under Article 9), or (iv) in the event the Claimant is a Purchaser Indemnitee, the aggregate amount of all pending claims under the actions for which the Indemnifying Party has agreed in writing to be responsible pursuant to Section 9.3(c) exceeds the balance of the Indemnity Escrow Deposit (the absence of the circumstances described in clauses (i) through (iv) above being the “Litigation Conditions”). In addition, the Indemnifying Party shall forfeit the right to control the defense or settlement of any such claim, if, at any time after assuming the defense or settlement thereof, the Indemnifying Party does not comply with Section 9.3(d) or the Litigation Conditions are no longer satisfied. If the claim for indemnification relates to Taxes, the Indemnifying Party’s rights to control the defense of such matter shall extend only to the specific issue for which indemnification is claimed (and not the entire return or taxable period).

(f) If a claim, whether between the parties or by a third party, requires immediate action, the parties will use commercially reasonable efforts to reach a decision with respect thereto as expeditiously as practicable.

(g) Subject to the limitations set forth herein and without expanding the total liability of Purchaser or Seller hereunder, the indemnification rights provided in Section 9.1 and Section 9.2 shall extend to the members, partners, shareholders, officers, directors, employees, agents and Affiliates of any Claimant, although for the purpose of the procedures set forth in this Section 9.4, any indemnification claims by such parties shall be made by and through the Claimant.

9.4 Tax Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Section 9 shall be treated by Purchaser and Seller as an adjustment to the Purchase Price for tax purposes unless otherwise required by applicable Law.

9.5 Specific Performance. Seller’s obligations to transfer and convey the Purchased Interests to Purchaser and each party’s obligation under 6.7, 6.8, 6.10, 6.14, 6.15, 6.16 and 6.20 of this Agreement, Seller’s obligations to cause the Seller Subsidiaries to enter into the Interim Transfer Documents and consummate the Interim Asset Transfer, and Seller Subsidiaries’ respective obligations under the Interim Transfer Documents to consummate the Interim Asset Transfer (collectively, the “Specific Performance Obligations”) are unique. If any party (or a Seller Subsidiary) should breach any of its Specific Performance Obligations, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties (including the Target Companies, after the Closing), in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives (and Seller, on behalf of TSG, TSG License Subsidiary and the Interim Transferors, hereby expressly waives) the defense that a remedy in damages will be adequate.

ARTICLE 10

MISCELLANEOUS

10.1 Survival. The representations, warranties, certifications, covenants and agreements described in Sections 9.1(a)(i) and 9.2(a)(i) (other than each of the covenants and agreements of the parties to be performed in whole or in part after the Closing, each of which shall survive the Closing until 30 days after it is performed in full) shall survive the execution and delivery of this Agreement until the first (1st) anniversary of the Closing Date; provided, however, that the Exempt Representation shall survive without any time limitation and the representation and warranties set forth in Sections 4.11, 4.16, 4.18, 4.19, 4.20, 4.21, 6.7, 6.14, 6.15 and 6.16 and all related certifications shall survive for the applicable statute of limitations period. For the avoidance of doubt, subject to the limitations for other covenants and agreements set forth in the preceding sentence, the parties’ obligations under Article 9 shall survive without limitation. No claim may be made against any party hereto, and no party hereto shall have any liability to any other party hereto, arising out of, or resulting from a representation, warranty, covenant or agreement contained in this Agreement after the survival period specified above shall have expired, except that if a claim for indemnification shall have been made by a party hereto against another party hereto prior to the expiration of the applicable survival period specified above, then, in each case, such survival period shall be extended as it relates to such claim until such claim becomes a Settled Claim and is paid in full.

10.2 Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 10.2):

if to Seller, to:	and with copies to (which shall not constitute notice):

Television Station Group Holdings, LLC	Dow Lohnes PLLC
c/o Ian Guthrie	1200 New Hampshire Avenue, NW
1215 Cole Street	Suite 800
St. Louis, Missouri 63106	Washington, DC 20036
Attention: Mr. Ian Guthrie	Attention: John T. Byrnes, Esq.
Facsimile: (314) 259-5532	Facsimile: (202) 776-2222

with copies to (which shall not constitute notice):

Boston Ventures Limited Partnership VI
c/o Boston Ventures Management, Inc.
One Federal Street
23rd Floor
Boston, Massachusetts 02110
Attention: Mr. Andrew Davis
Facsimile: (617) 350-1509

and

Alta Communications, Inc.
200 Clarendon St., 51st floor
Boston, Massachusetts 02116
Attention: Mr. Pat Brubaker
Facsimile: (617) 262-9779

if to Purchaser, to:	with copies to (which shall not constitute notice):

Nexstar Broadcasting, Inc.	Kirkland & Ellis LLP
909 Lake Carolyn Parkway	153 E. 53rd Street
Suite 1450	New York, New York 10022
Irving, Texas 75039	Attention: John Kuehn, Esq.
Attention: Mr. Perry A. Sook	Facsimile: (212) 446-4900
Facsimile: (972) 373-8888

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

10.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller or Purchaser without the prior written consent of the other parties, and any purported assignment or delegation in violation hereof shall be null and void; provided that (i) at any time prior to the Closing, Purchaser may assign its rights hereunder to any Affiliate of Purchaser, so long as such assignment would not reasonably be expected to postpone the granting of the FCC Consent or the FCC Consent becoming a Final Order, or otherwise hinder or delay the Closing and provided that such assignee makes Purchaser’s representations and warranties hereunder to Seller as of the date of such assignment, (ii) at any time after the Closing, Purchaser may assign its rights hereunder to any Person that acquires all or a material portion of the Station Assets or the Business, and (iii) at any time, Purchaser may assign its rights hereunder for collateral purposes, in each case without the prior written consent of Seller; provided that no such assignment without such consent shall relieve Purchaser of its obligations hereunder.

10.4 Amendments and Waiver. This Agreement may not be modified or amended, except in writing signed by the party or parties against whom enforcement is sought. The terms of this Agreement may be waived only by a written instrument signed by the party waiving compliance. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that the parties hereto may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 10.4.

10.5 Entire Agreement. This Agreement, the Non-Disclosure Agreement and the related documents contained as Exhibits and Schedules hereto or thereto expressly contemplated hereby or thereby (including the other Transaction Documents) contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

10.6 Representations and Warranties Complete. The representations, warranties, certifications, covenants and agreements described in Sections 9.1(a)(i) and 9.2(a)(i) constitute all the representations, warranties, certifications, covenants and agreements of the parties hereto and their direct and indirect respective shareholders, members, directors, managers, officers, employees, affiliates, advisors (including financial, legal and accounting), agents and representatives, and Seller, on the one hand, and Purchaser, on the other hand, each acknowledge and agree that they have not relied upon, and the other party shall not be liable for, any express or implied, oral or written, information, promise, representation, warranty, covenant, agreement, statement, inducement, presentation or opinion of any nature whatsoever, whether by or on behalf of the parties hereto or otherwise (other than as a result of fraud or willful or intentional misconduct), pertaining to the transactions contemplated herein, the Station, the Business, the Purchased Interests or any part of the foregoing, except as is expressly set forth in this Agreement.

10.7 Third Party Beneficiaries. Except as provided in Section 10.14, this Agreement is made for the sole benefit of the parties hereto and nothing contained herein, express or implied, is intended to or shall confer upon any other Person any third party beneficiary right or any other legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

10.8 Governing Law. This Agreement will be governed by, and construed and interpreted in accordance with, the substantive laws of the State of New York, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

10.9 Neutral Construction. The parties to this Agreement agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party or parties on the grounds that the party or parties drafted or was more responsible for drafting the provision(s).

10.10 Severability. In the event that any one or more of the provisions or parts of a provision contained in this Agreement or any of the other Transaction Documents shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or such other Transaction Document or any other jurisdiction, but this Agreement or such Transaction Document shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement and the other Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

10.11 Headings; Interpretation; Schedules and Exhibits. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. References to Sections or Articles, unless otherwise indicated, are references to Sections and Articles of this Agreement. The word “including” means “including without limitation”. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein”, “herewith” and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement unless otherwise specified. It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

10.12 Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

10.13 Schedule Modifications. Notwithstanding anything to the contrary contained herein, at any time prior to 5:00 p.m. on the second (2nd) Business Day prior to the Purchase

Agreement Execution Date (as defined in the Option Agreement), Seller may amend, modify, change or supplement the Schedules to Article 4 hereof as may be necessary, in the sole discretion of Seller, to make the representations and warranties of Seller in this Agreement true and correct (such amended, modified, changed or supplemented Schedules to the Purchase Agreement, the “Amended Schedules”), and the Amended Schedules shall be substituted for the corresponding Schedules to Article 4 of this Agreement attached hereto as of the date of execution and delivery of this Agreement by Seller for all purposes hereof; provided that any amendment, modification, change or supplement set forth in the Amended Schedules shall only reflect events, conditions or circumstances occurring or arising after the date hereof that are not otherwise prohibited under this Agreement. Seller shall deliver a copy of the Amended Schedules (marked in a manner that indicates all amendments thereto) to Purchaser prior to 5:00 p.m. on the second (2nd) Business Day prior to the Purchase Agreement Execution Date (as defined in the Option Agreement).

10.14 Effectiveness of Agreement. Notwithstanding anything to the contrary contained herein, but subject to the earlier termination of this Agreement in accordance with Article 8 hereof, this Agreement shall be binding upon Seller, and Seller shall be entitled to exercise its rights and privileges hereunder, from and after the time this Agreement has been executed and delivered by Seller, notwithstanding that Purchaser shall not have executed and delivered this Agreement, and this Agreement shall be binding upon Purchaser, and Purchaser shall be entitled to exercise its rights and privileges hereunder, from and after the time this Agreement has been executed and delivered by Purchaser.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the date written beneath its signature below.

TELEVISION STATION GROUP HOLDINGS, LLC

By:	/s/ Ian Guthrie
Name:	Ian Guthrie
Title:	Vice President

Date:	June 7, 2006

NEXSTAR BROADCASTING, INC.

By:	/s/ M.E. Devine
Name:	M.E. Devine
Title:	Chief Financial Officer

Date:	July 26, 2006